UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

(Amendment No.         )
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Core-Mark Holding Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Core-Mark Holding Company, Inc.
395 Oyster Point Blvd., Suite 415
South San Francisco, California 94080
www.Core-Mark.com

April 8, 2013

Dear Fellow Stockholders:

The Board of Directors of Core-Mark Holding Company, Inc. (“Core-Mark”) invites you to attend Core-Mark’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m. PDT on Friday, May 24, 2013 at the Marriott San Mateo, 1770 South Amphlett Boulevard, San Mateo, California 94402. You will find directions to the Annual Meeting on the back cover of the accompanying Proxy Statement.

The Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote so that your shares will be represented and voted at the Annual Meeting. You may vote by proxy, by telephone, over the internet or by completing and mailing the enclosed proxy card in the return envelope provided. If you do not vote by mail, telephone or via the internet, you still may attend the Annual Meeting and vote in person.

Thank you for your continued support of Core-Mark.

Sincerely,

Randolph I. Thornton	Thomas B. Perkins
Director and Chairman of the Board	President, Chief Executive Officer and Director

_______________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
________________
Core-Mark Holding Company, Inc.
395 Oyster Point Blvd., Suite 415
South San Francisco, California 94080

April 8, 2013

The 2013 Annual Meeting of Stockholders of Core-Mark Holding Company, Inc. (“Core-Mark”) will be held as follows:

DATE:	Friday, May 24, 2013
TIME:	10:00 a.m. PDT
LOCATION:	Marriott San Mateo, 1770 South Amphlett Boulevard, San Mateo, California 94402
PURPOSE:	To consider and act upon the following proposals:
1. The election of nine (9) directors;
2. Advisory resolution to approve executive compensation; and
3. The ratification of the appointment of Deloitte & Touche LLP as Core-Mark’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

In addition, we will consider the transaction of such other business that may properly come before the Annual Meeting. Shares represented by properly executed proxies that are hereby solicited by the Board of Directors of Core-Mark will be voted in accordance with the instructions specified therein. Shares represented by proxies that do not indicate how the shares are to be voted will be voted in favor of the election as directors of the persons nominated in the accompanying Proxy Statement and in favor of Proposals 2 and 3.

Stockholders of record at the close of business on March 25, 2013 are entitled to vote at the Annual Meeting.

By order of the Board of Directors,

Gregory Antholzner
Vice President — Finance, Treasurer and Secretary

It is important that your shares be represented and voted,
whether or not you plan to attend the Annual Meeting.

YOU CAN CAST YOUR VOTE BY ANY OF THE FOLLOWING METHODS:
1. BY MAIL:
Promptly return your signed and dated proxy/voting instruction card in the enclosed envelope.

2. BY TELEPHONE:
You may vote by telephone by calling 1-800-560-1965.

3. BY USING THE INTERNET:
You may vote via the internet at www.eproxy.com/core.

4. IN PERSON:
You may attend the Annual Meeting and vote in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 24, 2013

Core-Mark’s Proxy Statement, form of Proxy Card and 2012 Annual Report on Form 10-K are available at www.core-mark.com/investor-sec.htm.

PROXY STATEMENT
________________
2013 ANNUAL MEETING OF STOCKHOLDERS
Friday, May 24, 2013
________________
CORE-MARK HOLDING COMPANY, INC.
395 Oyster Point Blvd., Suite 415
South San Francisco, California 94080
________________
GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being mailed or otherwise sent to stockholders of Core-Mark Holding Company, Inc. (“Core-Mark” or the “Company”) on or about April 8, 2013 in connection with the solicitation of proxies by the Board of Directors for Core-Mark’s Annual Meeting of Stockholders to be held at 10:00 a.m. PDT on Friday, May 24, 2013 at the Marriott San Mateo, 1770 South Amphlett Boulevard, San Mateo, California 94402. Core-Mark pays the cost of soliciting your proxy. Directors, officers and other Core-Mark employees also may solicit proxies by telephone or otherwise, but will not receive compensation for such services. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed by Core-Mark for their reasonable expenses.

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 25, 2013 are entitled to notice of and to vote at the meeting. As of such date, there were 11,467,770 shares of Core-Mark common stock outstanding, each entitled to one vote.

How to Vote

Stockholders of record described below may cast their votes by:

(1) signing, completing and returning the enclosed proxy card in the enclosed postage-paid envelope;

(2) calling 1-800-560-1965;

(3) accessing the internet at www.eproxy.com/core; or

(4) attending the Annual Meeting and voting in person.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions form included in the mailing.

Revocation of Proxies

A proxy may be revoked at any time before it is voted by delivering written notice of revocation to the Director of Investor Relations of Core-Mark at the address set forth above, by delivering a proxy bearing a later date or by voting in person at the meeting.

Quorum

The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. Abstentions and shares that brokers do not have the discretionary authority to vote on a matter in the absence of timely instructions from the beneficial owners (broker non-votes) are treated as present for the purposes of determining a quorum.

Required Vote

Election of Directors — Our bylaws require that each director in an uncontested election be elected by the vote of the majority of the votes cast with respect to such director. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote. If the stockholders do not elect a nominee who is serving as a director, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” In accordance with our bylaws and our Policy Regarding Election of Directors, such a holdover director will be required to tender his or her resignation to the Board of Directors. Our Nominating and Corporate Governance Committee will then make a recommendation to our Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. Our Board of Directors will consider the Nominating and Corporate Governance Committee’s recommendation and all other relevant factors, act on the resignation and publicly disclose its decision and the reasons for its decision within 90 days of the date that the results of the election are certified.

Approval of executive compensation — Advisory resolution to approve executive compensation (Proposal 2) requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. In determining whether Proposal 2 has received the requisite number of affirmative votes, abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a vote against Proposal 2. Broker non-votes on Proposal 2 are not counted or deemed present or represented for purposes of determining whether stockholders have approved that proposal.

Ratification of Appointment of Accountants — Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 3) requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Under Delaware law, in determining whether Proposal 3 has received the requisite number of affirmative votes, abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a vote against Proposal 3. Under New York Stock Exchange (NYSE) rules, which govern brokers even if they hold NASDAQ securities, the ratification of the appointment of an independent registered accounting firm is considered a “routine” matter, and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms.

Other Matters

The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.

Additional Information

Additional information regarding the Company appears in our Annual Report on Form 10-K for the year ended December 31, 2012, which accompanies this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 24, 2013

Core-Mark’s Proxy Statement, form of Proxy Card and 2012 Annual Report on Form 10-K are available at www.core-mark.com/investor-sec.htm.

OWNERSHIP OF CORE-MARK COMMON STOCK

Securities Owned by Certain Beneficial Owners

The following table sets forth certain information as of March 25, 2013 regarding the beneficial ownership of shares of our common stock by: (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock; (ii) each of our named executive officers; (iii) each member of our Board of Directors; and (iv) all members of our Board of Directors and executive officers as a group.

Except as otherwise noted below, each of the following individuals’ address of record is c/o Core-Mark Holding Company, Inc., 395 Oyster Point Boulevard, Suite 415, South San Francisco, California 94080.

Beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission (“SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 25, 2013, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

	Securities Beneficially Owned
Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
Principal Securityholders:
Advisory Research, Inc.[1]	1,327,977	11.6%
Dimensional Fund Advisors, L.P.[2]	870,612	7.6%
Wynnefield Capital Inc.[3]	715,479	6.2%
BlackRock, Inc.[4]	658,619	5.7%
Directors and Named Executive Officers:
J. Michael Walsh	64,946	*
Stacy Loretz-Congdon[5]	53,379	*
Thomas B. Perkins[5]	59,752	*
Christopher L. Walsh[5]	49,494	*
Scott E. McPherson[5]	50,726	*
Robert A. Allen[6]	14,704	*
Stuart W. Booth[6]	15,644	*
Gary F. Colter[6]	10,594	*
Robert G. Gross[6]	9,140	*
L. William Krause	4,852	*
Harvey L. Tepner[6]	15,135	*
Randolph I. Thornton[6]	24,724	*
All directors and executive officers as a group (16 persons)	396,903	3.4%
____________

*	Represents beneficial ownership of less than 1%.

[1]
The address of Advisory Research, Inc. is 180 N. Stetson Avenue, Suite 5500, Chicago, IL 60601, and it is a wholly-owned subsidiary of Piper Jaffray Companies. The address of Piper Jaffray Companies is 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402. Share amounts listed are derived from Piper Jaffray Companies' Schedule 13G/A filed with the SEC on February 14, 2013.

[2]
The address of Dimensional Fund Advisors L.P. is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746. Share amounts listed are derived from Dimensional Fund Advisors L.P.’s Schedule 13G/A filed with the SEC on February 11, 2013.

[3]
The address of Wynnefield Capital, Inc. is 450 Seventh Avenue, New York, New York 10123. Share amounts listed are derived from Wynnefield Capital, Inc.’s Form 13F filed with the SEC on February 14, 2013.

[4]	The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. Share amounts listed are derived from BlackRock, Inc.’s Schedule 13G/A filed with the SEC on February 8, 2013.

[5]
Includes beneficial ownership of aggregate options and restricted stock units held by such individual and exercisable within 60 days of March 25, 2013 into the following amount of shares: Ms. S. Loretz-Congdon - 15,787, Mr. T. Perkins - 24,953, Mr. C. Walsh - 1,893 and Mr. S. McPherson - 24,984.

[6]
Includes beneficial ownership of aggregate options held by such individual and exercisable within 60 days of March 25, 2013 in the amount of 5,742 shares for each of Mr. R. Allen, Mr. S. Booth, Mr. G. Colter, Mr. H. Tepner, and Mr. R. Thornton, and 3,125 shares for Mr. R. Gross.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of Core-Mark’s equity securities (“10% Owners”) to file initial reports of their ownership of Core-Mark’s equity securities and reports of changes in such ownership with the SEC. The Company prepares and files the Section 16(a) reports for its directors and executive officers. We believe that for 2012, all of our directors and executive officers were in compliance with the disclosure requirements of Section 16(a).

PROPOSAL 1. ELECTION OF DIRECTORS

The current Board of Directors is made up of nine directors, each of whose term expires at the 2013 Annual Meeting. The following directors have been nominated for re-election to serve for a term of one year until the 2014 Annual Meeting and until their successors have been duly elected and qualified:

Robert A. Allen
Stuart W. Booth
Gary F. Colter
Robert G. Gross
L. William Krause
Thomas B. Perkins
Harvey L. Tepner
Randolph I. Thornton
J. Michael Walsh

All of the nominees for election have consented to being named in this Proxy Statement and to serve if elected. Presented below is biographical information for each of the nominees.

The Board of Directors recommends that stockholders vote FOR the election of Messrs. Allen, Booth, Colter, Gross, Krause, Perkins, Tepner, Thornton and Walsh .

NOMINEES FOR DIRECTOR

Robert A. Allen, 63, has served as a Director of Core-Mark since August 2004. Mr. Allen was Acting Chief Operating Officer of the Fleming Companies, Inc. from March 2003 to April 2003. From 1998 to 2003, Mr. Allen served as the President and Chief Executive Officer of Core-Mark International, Inc. and President and Chief Operating Officer of Core-Mark International, Inc. from 1996 to 1998. Mr. Allen received a Bachelor of Arts degree from the University of California at Berkeley. Mr. Allen was nominated to serve on the Board of Core-Mark principally based upon his extensive experience in the wholesale distribution industry and his significant knowledge of the Company, its operations and its history due to his prior service as Chief Executive Officer of Core-Mark International, Inc.

Stuart W. Booth, 62, has served as a Director of Core-Mark since August 2005. Mr. Booth is a strategic and financial advisor to Central Garden & Pet Company, a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies market. Mr. Booth was Chief Financial Officer of Central Garden & Pet Company from January 2002 to September 2009 and from January 2010 to December 2010. During 2001, Mr. Booth served as the Chief Financial Officer of RespondTV, Inc., an interactive television infrastructure and services company. From 1998 to 2000, Mr. Booth was Principal Vice President and Treasurer of Bechtel Group, Inc., an engineering, construction and project management firm. From 1975 to 1998, Mr. Booth served in various financial positions at Pacific Gas & Electric Company and related entities, including as a principal financial officer for financial operations, acquisitions and divestitures at PG&E Enterprises. Mr. Booth received a Bachelor of Arts degree in economics from California State University, Chico, and a Masters of Business Administration degree from California State University, San Francisco. Mr. Booth was nominated to serve on the Board of Core-Mark principally based upon his significant financial and accounting knowledge and his experience as a Chief Financial Officer of both public and private companies.

Gary F. Colter, 67, has served as a Director of Core-Mark since August 2004. Mr. Colter has been employed principally by CRS Inc., a corporate restructuring and strategy management consulting company since 2002 and currently serves as its President. Prior to that time, Mr. Colter was employed by KPMG, serving as: Vice Chairman of KPMG Canada from 2001 to 2002; Managing Partner — Global Financial Advisory Services and Member International Executive Team of KPMG International from 1998 to 2000; Vice Chairman — Financial Advisory Services, Chairman and Chief Executive Officer of KPMG Inc. and on the Management Committee of KPMG Canada from 1989 to 1998; and Partner of KPMG Canada and its predecessor, Peat Marwick, from 1975 to 2002. Mr. Colter is a member of the Board of Directors of Canadian Imperial Bank of Commerce (“CIBC”), Owens-Illinois, Inc., Revera, Inc. and Canadian Pacific Railway Limited. In addition, Mr. Colter serves as the Chair of the Governance Committee and a member of the Audit Committee at CIBC, the Chair of the Audit Committee and a member of the Governance Committee of Revera, Inc., a member of the Audit Committee and Governance Committee at Owens-Illinois, Inc. and a member of the Audit Committee and Management Resources and Compensation Committee at Canadian Pacific Railway Limited. Mr. Colter received a Bachelor of Arts degree in business administration from the Ivey Business School of the University of Western Ontario. Mr. Colter

is a Fellow Chartered Accountant (“FCA”) (Canada). Mr. Colter was nominated to serve on the Board of Core-Mark principally based upon his significant financial and accounting knowledge, the insight he provides from his experience as a restructuring and strategy management consultant and his long and distinguished experience as a partner in a Big 4 accounting firm.

Robert G. Gross, 55, has served as Director of Core-Mark since October 2011. Mr. Gross serves as the Executive Chairman of Monro Muffler Brake, Inc., an undercar service provider headquartered in Rochester, New York, since his appointment in October 2012. Mr. Gross served as Chief Executive Officer of Monro Muffler Brake, Inc since January 1999 and was elected Chairman in August 2007. Prior to joining Monro Muffler Brake, Inc. in 1999, Mr. Gross was Chairman and Chief Executive Officer of Tops Appliance City, Inc., a consumer electronics and appliance retailer based in Edison, New Jersey, from 1995 to 1998. Mr. Gross also held various management positions at Eye Care Centers of America, Inc., a San Antonio, Texas, based optometry company owned by Sears, Roebuck & co., including President and Chief Operating Officer from 1992 through 1994, Executive Vice President and Chief Operating Officer from 1991 through 1992 and Senior Vice President from 1990 through 1991. Since November 2012, Mr. Gross also serves as a Trustee of the Boyd Group Income Fund (TSX: BYD.UN). Mr. Gross has a B.S. in Finance and a Masters in Business Administration from the University of Buffalo. Mr. Gross was nominated to serve on the Board because he brings more than twenty years of multi-retail experience, an outstanding record in successful capital allocation and proven experience at creating shareholder value.

L. William Krause, 70, has served as a Director of Core-Mark since August 2005. Mr. Krause presently serves as President of LWK Ventures, a private investment firm, a position he has held since 1991. Mr. Krause served as Chairman of the Board of Caspian Networks, Inc., a high performance networking systems provider, from April 2002 to September 2006 and as Chief Executive Officer from April 2002 until June 2004. From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc. He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Presently, Mr. Krause serves on the Board of Directors of Brocade Communications Systems, Inc., Coherent, Inc., and CommScope, Inc. Mr. Krause also served as a director of Packeteer, Inc. from March 2001 to June 2008, Sybase, Inc. from 1995 to 2010, and TriZetto Group, Inc. from July 2005 to August 2008. Mr. Krause received a Bachelor of Science degree in electrical engineering from The Citadel. Mr. Krause was nominated to serve on the Board of Core-Mark principally based upon his significant experience running large public companies and the valuable insight he brings from his service on the boards of other public companies (both past and present).

Thomas B. Perkins, 54, has served as our President and Chief Executive Officer and Director since January 2013. From June 2007 to January 2013, Mr. Perkins served as our Senior Vice President - Resources. From September 2003 to June 2007, Mr. Perkins served as Vice President - U.S. Divisions and from January 2001 to August 2003, he served as the President of the Arizona distribution center. From September 1996 to December 2000, Mr. Perkins served as the President of our Spokane distribution center and from August 1993 to August 1996 served as Controller of our Los Angeles distribution center. Prior to joining Core-Mark, Mr. Perkins was a Controller with Pepsi-Cola Company from 1989 to 1993 and a Certified Public Accountant and consultant with Arthur Andersen from 1985 to 1987. Mr. Perkins received a Bachelor of Science degree from Northern Arizona University. Mr. Perkins was nominated to serve on the Board of Core-Mark principally based upon the Board’s belief that management should have a direct voice on the Board and due to Mr. Perkins’ long experience with the Company and the distribution industry.

Harvey L. Tepner, 56, has served as a Director of Core-Mark since August 2004 and is on the Board of the Post Confirmation Trust of the Fleming Companies. Mr. Tepner is a Principal of WL Ross & Co. LLC, a private equity and alternative investment fund manager (and a subsidiary of Invesco Ltd., a public mutual fund and asset management company), having joined WL Ross in February 2008. From 2002 to 2008, Mr. Tepner was a Partner at Compass Advisers, LLP in charge of its investment banking restructuring practice. Prior to that time, Mr. Tepner was a Managing Director of Loeb Partners Corporation from 1995 to 2002, and prior to Loeb, Mr. Tepner served as an officer in the corporate finance departments of Dillon, Read & Co. Inc. and Rothschild Inc. Mr. Tepner began his career with Price Waterhouse in Canada and is a Chartered Accountant and Chartered Professional Accountant (Canada). Mr. Tepner is a member of the Board of Directors of International Textile Group, Inc. and other private companies affiliated with WL Ross. Mr. Tepner received a Bachelor of Arts degree from Carleton University and a Masters of Business Administration degree from Cornell University. Mr. Tepner was nominated to serve on the Board of Core-Mark based upon his knowledge of the Company and the wholesale distribution industry, his significant financial and accounting knowledge and the strategic and financial insight he provides from his experience restructuring and advising companies as an investment banker and a private equity investor.

Randolph I. Thornton, 67, has served as a Director and Chairman of the Board of Directors since August 2004 and is on the Board of the Post Confirmation Trust of the Fleming Companies. Mr. Thornton has served as the President and Chief Executive Officer of Comdisco Holding Company, Inc. since August 2004. From May 1970 to February 2004, Mr. Thornton was employed by Citigroup, Inc., most recently serving as a managing director until his retirement from Citigroup, Inc. in February 2004. Mr. Thornton is a member of the Board of Directors of Comdisco Holding Company, Inc. Mr. Thornton received a Bachelor of

Arts degree in history from Lafayette College and a Master of Business Administration degree from Columbia Business School. Mr. Thornton was nominated to serve on the Board of Core-Mark principally based upon his extensive financial and accounting knowledge gained from his time with Citigroup and his experience both as a chief executive and as a member of the board of other companies.

J. Michael Walsh, 65, has served as a Director of Core-Mark since August 2004. From March 2003 to January 2013, Mr. Walsh served as our President and Chief Executive Officer and was our Executive Vice President — Sales from October 1999 to March 2003. From January 1996 to October 1999, Mr. Walsh served as the Senior Vice President — U.S. Distribution and was Senior Vice President — Operations from April 1991 to January 1996. Before joining Core-Mark, Mr. Walsh served as the Senior Vice President — Operations of Food Services of America. Mr. Walsh received a Bachelor of Science degree in industrial engineering from Texas Tech University and a Master of Business Administration degree from Texas A&M at West Texas. Mr. Walsh was nominated to serve on the Board of Core-Mark principally based upon his deep understanding of the wholesale distribution industry and his significant knowledge of the Company, its operations and its history due to his prior service as Core-Mark’s President Chief Executive Officer.

BOARD OF DIRECTORS

Board of Directors

Our bylaws provide that the size of the Board of Directors shall be determined from time to time by our Board of Directors. Our Board of Directors currently consists of nine members. Each of our executive officers and directors, other than non-employee directors, devotes his or her full time to our affairs. Our non-employee directors devote the amount of time to our affairs as necessary to discharge their duties. All of our non-employee directors, except for J. Michael Walsh who is our former CEO, are independent within the meaning of the rules of the NASDAQ Global Market and collectively constitute a majority of our Board of Directors.

Committees of the Board of Directors

Pursuant to our bylaws, our Board of Directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our directors’ time and capabilities, our Board of Directors has established the following committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charter of each such committee is available on our website at www.core-mark.com/investor-sec.htm. Printed copies of these charters may be obtained, without charge, by contacting the Director of Investor Relations, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California 94080, telephone 650-589-9445.

The following table summarizes the current membership of the Board and each of its committees, as well as the independence of each of the directors:

Director	Independent	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Robert A. Allen	Yes	X		X	X
Stuart W. Booth	Yes	X	Chairman
Gary F. Colter[1]	Yes	X	X		Chairman
Robert G. Gross	Yes	X	X	X
L. William Krause	Yes	X		Chairman	X
Thomas B. Perkins	No	X
Harvey L. Tepner	Yes	X	X		X
Randolph I. Thornton[2]	Yes	Chairman		X	X
J. Michael Walsh	No	X
_________

[1]	Served as a member of the Compensation Committee until January 19, 2012.
[2]	Served as a member of the Audit Committee until March 4, 2012.

The membership and functions of each committee are described below.

Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee reviews our financial statements, our filings with the SEC, the effectiveness of our internal control functions and prepares the Audit Committee report required under the rules of the SEC. In addition, the Audit Committee approves the services performed by our independent auditors and reviews their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy itself that the auditors are independent of management. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and currently consists of Stuart W. Booth, Gary F. Colter, Robert G. Gross, and Harvey L. Tepner, each of whom is a non-employee member of our Board of Directors and is independent within the meaning of the rules of the NASDAQ Global Market and relevant federal securities laws and regulations. Mr. Booth is currently the Chairman of the Audit Committee, and he, Mr. Colter, Mr. Gross and Mr. Tepner qualify as audit committee financial experts as defined under SEC rules. The Board has determined that all members of our Audit Committee meet the criteria for independence under the relevant federal securities laws and regulations and the current rules of the NASDAQ Global Market.

Compensation Committee

The Compensation Committee reviews and approves the Company’s overall management compensation philosophy, objectives and policies. The Compensation Committee establishes and reports to the Board of Directors regarding performance goals, including annual and long-term, for our CEO and other executive officers. The Compensation Committee also reviews and determines salaries, bonuses, and all other compensation incentive programs annually for our CEO and executive officers and makes recommendations to the Board of Directors regarding such programs. In addition, the Compensation Committee administers our equity incentive plans and reviews and determines equity-based compensation for our directors, officers and employees, and prepares the Compensation Committee report required under the rules of the SEC. Under its charter, the Compensation Committee may delegate any such responsibilities to one or more subcommittees of the Compensation Committee to the extent permitted by applicable law and the applicable rules of the NASDAQ Global Market. The current members of the Compensation Committee are L. William Krause, Robert A. Allen, Robert G. Gross, and Randolph I. Thornton, each of whom is a non-employee member of our Board of Directors and independent within the meaning of the rules of the NASDAQ Global Market. Mr. Krause is currently the Chairman of the Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors regarding candidates for directorships and the size and composition of the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters. The current members of the Nominating and Governance Committee are Gary F. Colter, Robert A. Allen, L. William Krause, Harvey L. Tepner and Randolph I. Thornton and are each independent within the meaning of the rules of the NASDAQ Global Market. Mr. Colter is currently the Chairman of the Nominating and Corporate Governance Committee.

Special Committees

From time to time our Board of Directors forms special committees made up of one or more directors to aid the Board in carrying out its roles and responsibilities. Such committees often examine issues of interest to the Board and the Company and report their findings back to the full Board.

Board, Committee and Annual Meeting Attendance

For the year ended December 31, 2012, the Board and its audit, compensation and governance committees held the following aggregate number of meetings:

Board of Directors[1]	7
Audit Committee	7
Compensation Committee	5
Nominating and Corporate Governance Committee	4
____________

[1]	Includes special and regularly scheduled meetings.

Each of our directors attended 100% of the total number of the meetings of the Board and of the committees indicated in the table above on which he served during the year.

The Board has adopted a policy pursuant to which directors are expected to attend the Annual Meeting of Stockholders in the absence of a scheduling conflict or other valid reason. All of the members of our Board at such time attended the 2012 Annual Meeting.

Risk Assessment

The Audit Committee reviews the Company’s policies with respect to risk assessment and risk management related to financial reporting matters. Such reviews include discussions with management and the independent auditor regarding any significant risks or exposures the Company faces and an assessment of the steps management has taken to minimize such risks. The Audit Committee reports any material findings or concerns to the full Board.

The Board of Directors reviews the Company’s policies with respect to risk assessment and risk management for the Company as a whole. Such reviews include discussions with management regarding any significant risks or exposures the Company faces and an assessment of the steps management has taken to minimize such risks. The Board reviews the identified risks and determines the appropriate action, including but not limited to further analysis, a change in Company policy or other appropriate response. The Compensation Committee reviews the Company’s incentive plans at least annually to determine whether the goals or underlying philosophy encourages the named executive officers to take excessive risk.

Director Compensation

We reimburse the members of our Board of Directors for reasonable expenses in connection with their attendance at Board and committee meetings. Standard annual compensation for our non-employee directors for 2012 was comprised of a cash component and an equity component. The cash component consisted of an annual retainer, additional retainers for Committee Chairs and the Chairman of the Board and a fee for each Board, regular committee and special committee meeting attended. The equity component consisted of an annual grant of restricted stock units.

The following table lists the standard annual elements of non-employee director cash and equity compensation for 2012:

Compensation Component	2012 Compensation
Annual Board retainer[1]	$40,000
Annual Board Chairman retainer[1]	$50,000
Annual Committee Chairman retainer[1]	Audit Committee — $20,000 Compensation Committee — $10,000 Nominating and Corporate Governance Committee — $10,000
Board and Committee meeting fee	$1,500 per meeting
Restricted stock units	Annual grant with a fair value of $39,994[2]
____________

[1]	The annual Board retainer, annual Board Chairman retainer and the annual Committee Chairman retainers are paid in equal quarterly installments.

[2]
During 2012, each director who was not an employee in 2012 received a grant of 980 restricted stock units under our 2010 Long-Term Incentive Plan. These restricted stock units fully vested on January 1, 2013.

In addition, when a new non-employee director is appointed to the Board it is the Company’s standard practice to issue 7,500 options to the director in order to help align the long-term interests of the director with those of the Company’s stockholders. One-third of such options vest one year from the date of grant, with the remaining two-thirds vesting in equal quarterly installments based upon a regular calendar period over the following two years.

The following table summarizes all compensation awarded to our non-employee directors in 2012. Mr. J. Michael Walsh, the only director who was also an employee during 2012, did not receive any compensation related to his service on the Board.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Total ($)
Robert A. Allen	$64,000[2]	$39,994	$103,994
Stuart W. Booth	$81,000[3]	$39,994	$120,994
Gary F. Colter	$78,500[4]	$39,994	$118,494
Robert G. Gross	$67,000[5]	$39,994	$106,994
L. William Krause	$74,000[6]	$39,994	$113,994
Harvey L. Tepner	$67,000[7]	$39,994	$106,994
Randolph I. Thornton	$115,500[8]	$39,994	$155,494
____________

[1]	Each non-employee director was granted 980 restricted stock units on January 25, 2012 at an aggregate fair value at date of grant of $39,994.

[2]	Consists of: $40,000 Board retainer and attendance at 16 meetings (at $1,500 per meeting).

[3]	Consists of: $40,000 Board retainer, $20,000 Audit Committee Chair retainer and attendance at 14 meetings (at $1,500 per meeting).

[4]	Consists of: $40,000 Board retainer, $10,000 Nominating and Corporate Governance Committee Chair retainer and attendance at 19 meetings (at $1,500 per meeting).

[5]	Consists of: $40,000 Board retainer and attendance at 18 meetings (at $1,500 per meeting).

[6]	Consists of: $40,000 Board retainer, $10,000 Compensation Committee Chair retainer and attendance at 16 meetings (at $1,500 per meeting).

[7]	Consists of: $40,000 Board retainer and attendance at 18 meetings (at $1,500 per meeting).

[8]	Consists of: $40,000 Board retainer, $50,000 Board Chairman retainer and attendance at 17 meetings (at $1,500 per meeting).

Certain Relationships and Related Transactions

Transactions with Related Persons

Under our Code of Business Conduct and Ethics, all transactions involving a conflict of interest (including transactions between the Company and an entity in which an officer, director, employee or family member has more than a 1% interest) must be disclosed to and discussed with the applicable Division President or our Chief Financial Officer. This policy specifically applies without limitation to purchases of goods or services by or from related parties or entities in which the related person has a material interest, indebtedness, or guarantees of indebtedness. Our Audit Committee Charter provides that the Audit Committee shall review, discuss and approve or disapprove any transactions or courses of dealing between the Company or its subsidiaries and related parties that exceed $100,000 in any calendar year and any transactions or course of dealing, regardless of amount, between the Company or its subsidiaries and related parties who are executive officers, directors or significant stockholders. In determining whether to approve or ratify a related party transaction or relationship, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

No Related Person transactions pursuant to Item 404(a) of Regulation S-K occurred during 2012.

Compensation Committee Interlocks and Insider Participation

Mr. Robert A. Allen, one of our directors and a member of the Compensation Committee, previously served as the Acting Chief Operating Officer of the Fleming Companies, Inc. (a predecessor entity) from March 2003 to April 2003. From 1998 to 2003, Mr. Allen served as the President and Chief Executive Officer of Core-Mark International, Inc. (subsidiary and predecessor entity) and President and Chief Operating Officer of Core-Mark International, Inc. from 1996 to 1998. Mr. Allen ended his employment with the Company in 2003 and the Board of Directors has determined Mr. Allen to be a non-employee director and independent within the meaning of the rules of the NASDAQ Global Market and relevant federal securities laws and regulations.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. We believe that these agreements are necessary to attract and retain qualified persons as directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Family Relationships

J. Michael Walsh is Christopher L. Walsh’s uncle. Other than this relationship, there are no other family relationships between any of the executive officers or directors.

Corporate Governance

Core-Mark regularly reviews its policies, processes and procedures in the area of corporate governance to ensure that it is in compliance with all applicable rules and regulations and that it has sound governance policies in place.

Corporate Governance Guidelines and Principles

The Board has adopted Corporate Governance Guidelines and Principles that are posted on our corporate website, www.core-mark.com, under “Investor Relations”. The Corporate Governance Guidelines set forth the practices the Board follows with respect to, among other things, director qualifications and nominations, director responsibilities, executive sessions of the Board, committee functions, director access to senior managers and independent advisors, director compensation, director orientation and continuing education, management succession and Board performance evaluations.

The Governance Committee’s Role and Responsibilities

Primary responsibility for Core-Mark’s corporate governance practices rests with the Nominating and Corporate Governance Committee (the “Governance Committee”). The Governance Committee is responsible for, among other things, (i) identifying, screening and reviewing individuals qualified to serve as directors and recommending candidates for nomination for election or to fill vacancies; (ii) overseeing our policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates or nomination of candidates by the Board; (iii) developing, recommending and overseeing implementation of our corporate governance guidelines and principles; and (iv) reviewing on a regular basis our overall corporate governance practices and procedures and recommending improvements when necessary. Described below are some of the significant corporate governance practices that have been instituted by our Board of Directors at the recommendation of the Governance Committee.

Director Independence

The Governance Committee reviews the independence of all directors annually and reports its findings to the full Board. The Governance Committee has determined that all directors, other than Mr. Thomas B. Perkins, the Company’s current President and Chief Executive Officer, and Mr. J. Michael Walsh, the Company’s President and Chief Executive Officer until his retirement from those officer positions in January 2013, are independent within the meaning of the rules of the NASDAQ Global Market and relevant federal securities laws and regulations.

Roles of the Chairman and the Chief Executive Officer

Although the Governance Committee has not adopted a formal policy regarding the separation of the roles of Chairman of the Board and Chief Executive Officer of the Company, the Governance Committee believes that the current separation of Chairman and CEO roles is beneficial to the Company as it helps to ensure an independent Board and allows management (including the CEO) to focus on the significant task of running the day to day operations of the Company. While the Governance Committee believes that the CEO should serve as a member of the Board to provide for a direct voice of management during Board deliberations and to serve as an important source of knowledge and experience regarding the Company’s operations, the Governance Committee believes the combination of the role of CEO with Chairman could distract the CEO from his primary roles as leader of the Company’s U.S. and Canadian businesses. In addition, the Governance Committee believes a non-management Chairman helps to ensure the independent operation of the Board when conflicts may occur between the interests of the overall Company and the interests of management.

Board Evaluation and Continuing Education

The Board of Directors has adopted a policy whereby the Governance Committee will assist the Board and its committees in evaluating their performance and effectiveness on an annual basis. As part of this evaluation, the Governance Committee assesses the progress in the areas targeted for improvement a year earlier and develops recommendations to enhance the respective Board or committee effectiveness over the next year. The Governance Committee also assists the Board and its members regarding continuing education initiatives designed to help Board members stay current with developments in corporate governance and director best practices. The Governance Committee has established procedures for a formal orientation program and the continuing education of directors and the tracking of participation in such activities.

Policy Regarding Change in Principal Employment of Director

The Board has adopted a policy providing that when a director’s principal employment or business association changes substantially during his or her tenure as a director, the director must offer his or her resignation to the Chairman of the Governance Committee for consideration by the Governance Committee. The Governance Committee will review whether it would be appropriate for the director to continue serving on the Board and recommend to the Board whether, in light of the circumstances, the Board should accept the proposed resignation or request that the director continue to serve.

Mandatory Retirement for Directors

The Board has adopted a policy whereby a person may not be nominated or re-nominated to serve as a director if such person is 72 years of age or older on the date of the proposed meeting for the election of directors. The policy expressly provides that it may be waived with respect to the re-nomination of a director upon the recommendation of the Governance Committee and approval of the Board.

Director Nomination Process

The Governance Committee reviews the skills, characteristics and experience of potential candidates for election to the Board of Directors and recommends nominees to the full Board for approval. In addition, the Governance Committee annually assesses the overall composition of the Board of Directors regarding factors such as size, diversity, skills, significant experience and time commitment to Core-Mark to determine if the Board composition adequately meets the current needs of the Company.

It is the Governance Committee’s policy to utilize a variety of means to identify prospective nominees for the Board, and it considers referrals from other Board members, management, stockholders and other external sources such as retained executive search firms. The Governance Committee utilizes the same criteria for evaluating candidates irrespective of their source.

The Governance Committee believes that any nominee must meet the following minimum qualifications:

•	Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.

•	Candidates should demonstrate a commitment to devote the time required for Board duties including, but not limited to, attendance at meetings.

•	Candidates should possess a team-oriented ethic consistent with Core-Mark’s core values, and be committed to the interests of all stockholders as opposed to those of any particular constituency.

In considering candidates for director nominee, the Governance Committee generally assembles all information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications and determines the contribution the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the overall Board balance of diversity of perspectives, backgrounds and experiences. With respect to current directors, the Governance Committee considers past attendance at meetings and assesses participation in and contributions to the activities of the Board. The Governance Committee, in its discretion, may designate one or more of its members to interview any candidate. In addition, the Governance Committee may seek input from the Company’s management or the Board, who may interview any candidate. The Governance Committee recommends director nominees to the Board based on its assessment of overall suitability to serve on the Board in accordance with the Company’s policy regarding nominations and qualifications of directors. The Governance Committee has previously retained an executive search firm to assist it in its efforts to identify and evaluate potential director candidates. To recommend a candidate for consideration, a stockholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Nominating and Corporate Governance Committee Chairman, c/o Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, CA 94080.

Director Nominations by Stockholders

Our bylaws require that a stockholder making a proposal must be a holder of record at the time of giving the required notice and must comply with certain other requirements contained in Section 14 of the Bylaws. To be timely, any nomination or other business to be brought before the annual meeting must be in writing and delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, with certain exceptions.

Our bylaws require that a stockholder making a nomination or proposal must provide the Company with certain information, including the ownership interests in Core-Mark, both direct and indirect, of the stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made.

For more information, see the discussion under “Stockholder Proposals for 2014 Annual Meeting” on page 40.

Business Conduct and Compliance

Core-Mark maintains a Code of Business Conduct and Ethics (“the Code”) that is applicable to all directors, officers and employees of the Company. It sets forth Core-Mark’s policies and expectations on a number of topics, including conflicts of interest, protection and proper use of company assets, relationships with customers and vendors (business ethics), accounting practice, and compliance with laws, rules and regulations. A copy of the Code is available on the Company’s website at www.core-mark.com/investor-corpgov.htm.

Insider Trading Policy and Whistleblower Policy

Core-Mark also maintains policies regarding insider trading and communications with the public (“Insider Trading Policy”) and procedures for the Audit Committee regarding complaints about accounting matters (“Whistleblower Policy”). The Insider Trading Policy sets forth the Company’s limitations regarding trading in Company securities, the handling of non-public material information. The Insider Trading Policy also prohibits directors, officers and employees from engaging in hedging, pledging or short sale transactions involving the Company’s stock. The policy is applicable to directors, officers and employees of Core-Mark and is designed to help ensure compliance with federal securities laws and corporate governance best practices. The Whistleblower Policy was established to set forth the Audit Committee’s procedures to receive, retain, investigate and act on complaints and concerns of employees and stockholders regarding accounting, internal accounting controls and auditing matters, including complaints regarding attempted or actual circumvention of internal accounting controls. Accounting complaints may be made directly to the Chairman of the Audit Committee in writing as follows: Audit Committee Chairman, c/o Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, CA 94080. Accounting complaints may also be made anonymously to the Core-Mark Financial Compliance Line. A copy of the Audit Committee’s Whistleblower Policy and procedures can be found on Core-Mark’s website at www.core-mark.com/investor-corpgov.htm.

Executive Sessions

The Board of Directors believes that regularly scheduled meetings at which only independent directors are present (“executive sessions”) are an important corporate governance “best practice.” The use of executive sessions provides a forum for open dialogue and frank discussion among non-management directors on matters concerning the Company and its management and encourages and enhances communication among independent directors. The Board of Directors maintains a regular practice of meeting in executive session during its board meetings.

Succession Planning

The Board of Directors recognizes that a sudden or unexpected change in leadership could cause the Company to experience management transition issues that could adversely affect the Company’s operations, relations with employees and results. To alleviate this concern, in consultation with management, the Governance Committee has developed a succession plan for the Company’s chief executive officer and other senior executive officers. The Governance Committee and the Board of Directors regularly evaluate and refine this plan.

Communication with Directors

Stockholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director may do so by contacting the Chairman of the Board by mail, addressed to Chairman of the Board, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California 94080.

All communications to the Board will remain unopened and be promptly forwarded to Chairman of the Board, who shall in turn forward them promptly to the appropriate director(s). Such items as are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Chairman of the Board, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director(s) to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director(s) upon request.

Stock Ownership Guidelines

In order to continue to align the interests of our directors and executive officers with those of our stockholders, the Board has determined that our directors and our named executive officers ("NEO") should be required to hold a meaningful amount of Core-Mark capital stock. In February 2012, the Board adopted a set of Stock Ownership Guidelines which provide that our directors and NEOs must own shares of Core-Mark’s common stock with an aggregate value equal to the following multiple of such director’s annual cash retainer or officer’s base salary, as applicable:

Multiple of Annual Cash Retainer or Base Salary
Directors	5x
CEO	6x
Other NEOs	3x
Each director and NEO is required to achieve such level of stock ownership within the later of one year after the adoption of the Stock Ownership Guidelines and five years following the date of such director’s or officer’s appointment to such position. Compliance will be measured as of January 31st each year. Any director or NEO who fails to comply with the guidelines may be excluded from future grants of the Company’s capital stock, at the discretion of the Board or the Compensation Committee.

For purposes of the guidelines, the shares counted towards a director’s or executive’s ownership include (a) all shares of Core-Mark’s common stock owned outright or held in trust for the director or NEO and his or her immediate family, (b) vested deferred stock, (c) restricted stock units, whether vested or unvested, and (d) performance shares, whether earned, unearned, vested or unvested. The number of shares represented by a performance share grant shall be deemed to be equal to (i) the middle achievement level when measured prior to the end of a performance period and (ii) the number of performance shares earned when measured after the end of the performance period. Unexercised stock options, whether vested or unvested, shall not be counted as owned capital stock for such calculations. The value of a share shall be equal to the greater of (a) the closing price of a share of Core-Mark’s common stock on the last trading day prior to the date of calculation, or (b) the closing price of a share of the Core-Mark’s common stock on the date on which such stock was granted or otherwise acquired.

If compliance with ownership guidelines would create severe hardship or prevent a NEO or director from complying with a court order the guidelines may be waived at the discretion of the Compensation Committee.

As of January 31, 2013, our CEO, each of the other NEOs, and our non-employee directors met Core-Mark’s stock ownerships guidelines. Mr. Perkins complied with the stock ownership guidelines in 2012 as an NEO. With his promotion to CEO in 2013, he will be required to hold 6x his base salary; however he will have 5 years to comply with this requirement pursuant to the guidelines. As of January 31, 2013, Mr. Perkins was at 100% of his new requirement.

OUR EXECUTIVE OFFICERS

The following table sets forth names, ages and positions of the persons who are our executive officers as of April 8, 2013:

Name	Age	Position

Thomas B. Perkins	54	President, Chief Executive Officer and Director
Stacy Loretz-Congdon	53	Senior Vice President and Chief Financial Officer
Christopher L. Walsh	48	Senior Vice President — U.S. Distribution (West)
William G. Stein	43	Senior Vice President — U.S. Distribution (East)
Scott E. McPherson	43	Senior Vice President — Corporate Development
Christopher K. Hobson	44	Senior Vice President — Marketing
Eric J. Rolheiser	42	President — Canada
Christopher M. Miller	52	Vice President and Chief Accounting Officer

Thomas B. Perkins has served as our President and Chief Executive Officer and Director since January 2013. From June 2007 to January 2013, Mr. Perkins served as our Senior Vice President - Resources. From September 2003 to June 2007, Mr. Perkins served as Vice President — U.S. Divisions and from January 2001 to August 2003, he served as the President of the Arizona distribution center. From September 1996 to December 2000, Mr. Perkins served as the President of our Spokane distribution center and from August 1993 to August 1996 served as Controller of our Los Angeles distribution center. Prior to joining Core-Mark, Mr. Perkins was a Controller with Pepsi-Cola Company from 1989 to 1993 and a Certified Public Accountant and consultant with Arthur Andersen from 1985 to 1987. Mr. Perkins received a Bachelor of Science degree from Northern Arizona University.

Stacy Loretz-Congdon has served as our Senior Vice President and Chief Financial Officer since December 2006. From January 2003 to December 2006, Ms. Loretz-Congdon served as the Company’s Vice President of Finance and Treasurer and from November 1999 to January 2003 served as our Corporate Treasurer. Ms. Loretz-Congdon joined Core-Mark in May 1990 and has served various functions in accounting and finance since that time. Prior to joining Core-Mark, Ms. Loretz-Congdon was an auditor for Coopers & Lybrand. She received her Bachelor of Science degree in Accounting from California State University, San Francisco.

Christopher L. Walsh has served as our Senior Vice President — U.S. Distribution (West) since June 2007. Mr. Walsh joined Core-Mark in 1995 as Director of Foodservice. He was promoted to Vice President — Merchandising in 1997, Vice President — Marketing in 1999 and Senior Vice President — Sales and Marketing in 2003. Prior to joining Core-Mark, Mr. Walsh served in marketing management positions at Nestle, Tyson and Taco Bell. Mr. Walsh received a Bachelor of Arts from the University of Puget Sound and a Master of Management degree from the Kellogg School at Northwestern University.

William G. Stein has served as our Senior Vice President - U.S. Distribution (East) since January 2013. From June 2012 to December 2012, Mr. Stein served as our Vice President-U.S. Distribution (East) and from February 2008 to June 2012, Mr. Stein served as our President of the Fort Worth Division. Mr. Stein served as the General Sales Manager for the Fort Worth Division from September 2002 to February 2008. Mr. Stein held the positions of Corporate Merchandising Manager, Food Service Manager and Area Sales Manager from 1993 to 2002. Prior to joining Core-Mark, Mr. Stein served in sales positions for McLane/Sandy's Fast 'n Fresh.

Scott E. McPherson has served as our Senior Vice President — Corporate Development since December 2009. From July 2007 to December 2009, Mr. McPherson served as Senior Vice President — U.S. Distribution (East). From January 2003 to June 2007 Mr. McPherson served as Vice President — U.S. Divisions and from June 2001 to January 2003, he served as President of our Fort Worth distribution center. From June 2000 to June 2001, Mr. McPherson served as our Director of Corporate Marketing and from September 1992 to June 2000 he served as General/Area Sales Manager of our Portland distribution center. Mr. McPherson received a Bachelor of Science degree in Business Administration from Lewis & Clark College and a Master of Business of Administration degree from the University of Portland.

Christopher K. Hobson has served as our Senior Vice President — Marketing since January 2013. From December 2009 until December 2012, Mr. Hobson served as Vice President of Marketing responsible for the Company’s “Fresh” & “Vendor Consolidation Initiatives”. From August 2007 until December 2009, Mr. Hobson was Division President of our Corona Division and from January 2005 to July 2007 he served as our Hayward Division President. From 2000 to 2005 Mr. Hobson served as General/Area Sales Manager. Prior to joining Core-Mark in 2000, Mr. Hobson worked as a Market Manager for 7-Eleven. Mr. Hobson received a Bachelor of Science degree from Humboldt State University.

Eric J. Rolheiser has served as our President, Canada since January 2009, following his promotion from the position of Vice President of Canada Operations. From 2004 through 2007, Mr. Rolheiser served as a Division President in our Canadian operations where he was responsible for the overall management of all facets of the business at the divisional level. Mr. Rolheiser joined Core-Mark in 1992 and has served as Sales Supervisor, Food Service Manager, Divisional General Sales Manager and Corporate Director of Sales and Marketing for our Canadian operations. Mr. Rolheiser received his education at Northern Alberta Institute of Technology in Business Administration.

Christopher M. Miller has served as our Vice President and Chief Accounting Officer since January 2007. Prior to joining Core-Mark, Mr. Miller was employed by Cost Plus World Market, a specialty retailer, where he served as Vice President and Controller since 2002. Prior to his time with Cost Plus, Mr. Miller served as Chief Financial Officer of Echo Outsourcing, a provider of business process outsourcing, from 2000 to 2002 and in various financial roles at Levi Strauss & Co. from 1996 to 2000. Mr. Miller received a Bachelor of Business Administration degree in accounting from Dowling College and is a Certified Public Accountant.

PROPOSAL 2. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act we are providing our stockholders with the opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of our executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. Under this program our executive officers are rewarded for the achievement of specific short-term, long-term and strategic goals, as well as increased stockholder value. Conversely our executives face reduced compensation when performance goals are not met. We believe our compensation program achieves the important goal of attracting and retaining talented professionals, while at the same time tying a substantial portion of potential compensation for such executives to the achievement of Company goals. In addition, we believe that through the use of a blend of different elements of compensation, such as an annual performance bonus and equity incentive awards, our compensation program balances incentives for both short- and long-term Company performance. Overall we believe our compensation program is fair to both the Company and our executives, appropriate for our industry and competitive with what our executives could otherwise receive elsewhere. Please read the “Compensation Discussion and Analysis” in this Proxy Statement for additional details about our executive compensation program, including information about the Fiscal Year 2012 compensation of our named executive officers.

 The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our named executive officers.

We are asking our stockholders to indicate their support for our executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive officers’ compensation. This vote is not intended to address any specific item of compensation or any single compensation philosophy, policy or practice, but rather the overall compensation of our executive officers as described in this Proxy Statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related compensation tables and disclosure.”
The say-on-pay vote is advisory, and therefore not binding on Core-Mark, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
Our annual advisory vote on executive compensation was held on May 22, 2012 at the Company's 2012 Annual Meeting of Stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of our compensation policies and the major factors that shape the creation and implementation of those policies. In this discussion and analysis, and in the more detailed tables and narrative that follow, we also describe the material components of our 2012 executive compensation program for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers during fiscal 2012 (whom we refer to as “Named Executive Officers” or “NEOs”):

J. Michael Walsh, President and Chief Executive Officer (CEO);

Stacy Loretz-Congdon, Senior Vice President and Chief Financial Officer (CFO);

Thomas B. Perkins, Senior Vice President — Resources;

Christopher L. Walsh, Senior Vice President — U.S. Distribution (West); and

Scott E. McPherson, Senior Vice President — Corporate Development.

On January 18, 2013, Mr. J. Michael Walsh retired as our President and CEO and was succeeded by Mr. Thomas B. Perkins.

Executive Summary

Core-Mark’s goal for its executive compensation program is to attract, retain and motivate the best possible talent to lead the Company in developing and implementing strategies that enhance the value and success of the Company. The Company seeks to accomplish this goal by providing competitive compensation packages that reward performance. By having a substantial portion of executive compensation consist of equity-based and “at risk” compensation, the Company believes the interests of its executive officers are firmly aligned with the long-term interests of the Company’s stockholders.

Business and Compensation Highlights

Despite continued uncertainties and challenges facing the global economy throughout 2012, our executive officers led the Company to another remarkable year in a number of categories:

•	record net sales of $8.89 billion, representing a 9.6% increase over 2011;

•	record Adjusted EBITDA of $100.8 million, representing a 9.7% increase over 2011

•	diluted earnings per share of $2.91, representing a 30.5% increase over 2011; and

•	return of value to stockholders through a dividend yield of 2.0% in 2012.

____________

[1]	A reconciliation to GAAP of the non-GAAP measure described above is set forth in Annex I, as required by Item 10(e) of Regulation S-K.

[2]
Yield calculated using Core-Mark’s 2012 average share price. Excluding the accelerated cash dividend of $0.19 per common share that was paid on December 13, 2012, in lieu of the first quarter of 2013 dividend, results in a yield of 1.6%.

Throughout the year, our management also successfully executed a number of key strategic initiatives, including:

•	successful completion of the acquisition of JT Davenport & Sons;

•	steady and continued progress in our implementation of Focused Marketing and Vendor Consolidation initiatives;

•	increased sales of our Fresh food category by 32% contributing to the expansion of our leadership position in the convenience industry providing Fresh products and programs;

•	completed the integration and expansion into the Southeastern U.S. leveraging the new distribution agreement signed with a major customer in September 2011; and

•	completed the integration of our 2011 acquisition of Forrest City Grocery Company.

Advisory Vote and Other Stockholder Feedback

The Compensation Committee carefully considers feedback from our stockholders regarding our executive compensation policies and programs, including the advisory vote on executive compensation that we receive from our stockholders at each annual meeting. At the 2012 Annual Meeting of Stockholders, over 95% of the votes that were cast on our proposal for advisory approval of our 2011 executive compensation program were in favor of our executive compensation program. The Compensation Committee viewed last year’s level of stockholder support for our executive compensation program as an indication that the Company’s stockholders overwhelmingly support our Compensation Committee’s approach to executive compensation. Our 2012 executive compensation program, described below, has similar objectives and incentives that we had in place for our 2011 executive compensation program. However, as a result of subsequent feedback from certain major stockholders, the Compensation Committee shifted the mix of 2012 equity incentive grants to NEOs to be more focused on performance shares than time vested restricted stock units (“RSU”). In addition, the 2012 performance shares were based solely on Adjusted EBITDA metrics for 2012, as compared to earnings per share and Adjusted EBITDA metrics for performance shares granted in 2011. We strongly urge our stockholders to read this Compensation Discussion and Analysis in conjunction with their advisory vote under Proposal 2.

Philosophy and Objectives of Our Compensation Program / What We Reward

Our approach to compensating our executives is to tie total compensation to long-term shareholder value by incenting our executives to achieve our key strategies, goals and objectives that are intended to increase total Company value and ultimately our stock price. We attempt to maximize value to our stockholders by adhering to the following principles and objectives when determining our executive compensation package.

•
Improve Company performance and long term value through a compensation structure that directly links rewards to results achieved. We believe it is essential that the compensation structure have a large portion of our NEO pay based on performance and be “at risk”. We believe tying a significant portion of compensation to Company and individual performance motivates executives to strive to improve the Company’s financial and operational position, which in turn increases the Company’s value over time. Please refer to Elements of Executive Compensation that follows this overview.

•
Attract and retain talented professionals, while emphasizing the challenges and rewards associated with a fast-paced, stimulating, entrepreneurial environment. We believe that it is primarily the dedication, creativity, competence and experience of our management and employees that enables us to compete effectively in the markets and industry in which we operate. History has shown that our business is rarely easily or quickly mastered by people attempting to migrate from other industries. We attempt to retain our experienced, long-term employees, avoid employee turnover, and create a cadre of dedicated professionals focused on improving the Company’s performance and long term value.

•
Integrate strategic goals and objectives into executive cash bonus and performance share programs that incentivize management to execute on key strategic corporate objectives. In addition, our ability to modify and tailor the components of our cash bonus program allows us to revise these components from year to year and executive to executive as our strategic goals evolve.

•
Align Management and Stockholder Long-Term Interests by providing a substantial portion of management’s compensation in the form of equity and encouraging equity ownership. The compensation committee believes that having a significant portion of executive compensation tied to equity with both time based vesting and performance criteria directly aligns management’s incentives to stockholder returns. Performance criteria tie compensation to the underlying value of our common stock, and focus management’s attention on those financial measures that correlate closely with total stockholders’ return, such as pre-tax net profit (“PTNP”) and Adjusted EBITDA growth. We also believe that equity grants in the form of time-based RSUs help to foster an ownership mentality in our executives. We encourage stock ownership by our management and have stock ownership guidelines in place with respect to our senior executives, which further aligns the interests of management with those of our stockholders.

•
Make proportionality and common sense the rule. We do not believe in a formulaic approach to compensation based on job classification. This means that compensation should be proportionate to the impact that an executive can have on the organization, that equal contributors should be incentivized and compensated equally, that we respect the low margin nature of our business by linking pay to performance, and that we avoid excessive disparity between CEO or other senior level compensation and the compensation of the rest of our management team.

Elements of Executive Compensation, Why We Pay Each Element of Compensation and How Each Element Relates to Our Compensation Objectives

Total compensation for our executive officers consists of the following elements of pay:

I.
Base salary. Our base salaries are designed to attract and retain qualified and dedicated professionals by providing a base standard that is competitive in the markets in which we operate, and are intended to compensate for performing the basic functions of an executive position.

II.
Annual cash incentive bonus. Our executive pay package includes an annual cash incentive bonus conditioned on our financial performance and achievement of strategic Company goals and individual objectives. The annual program allows us to tailor individual incentives each year to support our strategic goals at not only a Company-wide level, but also a regional, departmental or individual level. We consider the achievement of these objectives to be above and beyond the basic functions of the job and set them to complement the Company’s overall business objectives. The annual cash incentive bonuses to our NEOs are 100% “at risk” and must be earned by such executive through the attainment of specified goals.

III.
Long-term equity incentive compensation. Our executive officers receive annual grants of equity-based awards that vest over time. Our awards of restricted stock units generally vest over a three year period which not only helps to retain our executives over time, but also aligns our executives’ compensation with the long-term appreciation of our stock and therefore the interests of our stockholders. Our awards of Performance Shares serve similar purposes, but also add the ability to tie the receipt of such compensation to the achievement of additional specific organizational and personal goals. The long-term equity incentive compensation for our NEOs are 100% “at risk” and must be earned by such executive through the attainment of specified goals or vesting periods.

IV.
Executive severance benefits. Our executive officers are eligible to receive severance payments upon involuntary termination of employment other than for cause which is calculated on their base salary. We believe that job security is an important factor in attracting and retaining talented executives. While we do not generally enter into employment agreements with our executives, we believe it is important to provide them with a level of job security through the use of an executive severance policy.

V.
Group life, accidental death & dismemberment and short- and long-term disability insurance. We provide our executive officers, as well as our non-executive employees, with life and disability insurance. Executive officers, other senior officers and managers are also provided with additional group life insurance, determined as a percentage of base salary, subject to a cap. We view such benefits as industry standard and necessary to attract and retain talented professionals.

The pay mix for the Chief Executive Officer and the other Named Executive Officers for 2011 and 2012 were as follows:

Chief Executive Officer

Other Named Executive Officers

How We Determined, and What We Paid, our Named Executive Officers

I.  Base Salary

In setting, reviewing and adjusting base salaries and the levels and scope of our benefits programs, we consider a number of factors, including both external factors such as market conditions, as well as other factors that are not readily measured by performance goals. Such factors include: the specific expertise, capabilities and potential of the individual; our perception of market wage conditions and the amounts required to attract and retain capable executives; and our experience in attracting and retaining executives with similar responsibilities. Although it is difficult to benchmark against a true peer group in our industry, we do periodic compensation reviews using market data based on a peer selection completed by outside compensation consultants and approved by the Compensation Committee. Such a review will be completed during 2013.

We do not ascribe to rigid, formulaic, mandated salary brackets. Our Compensation Committee evaluates and establishes the base salary of our Chief Executive Officer (CEO) on an annual basis by taking into consideration his overall performance and value to the organization. Our CEO recommends base salaries for our executive management team (including the other NEOs) based on the CEO’s evaluation of each executive’s general level of performance and contribution to the Company over the prior year. These recommendations are then evaluated, discussed, modified as appropriate and ultimately approved by the Compensation Committee. The Compensation Committee’s review and approval occurs at the regularly scheduled meeting of the Compensation Committee held in January or early February of each year.

Base salaries for 2012 were set by our Compensation Committee in January 2012. In February 2013, the Compensation Committee approved new base salaries for 2013 for our named executive officers retroactive to January 1, 2013, other than Mr. J. Michael Walsh, who retired on January 18, 2013. The increases in base salaries for our NEOs other than Mr. J. Michael Walsh for 2013 were attributable to cost-of-living, performance, and higher levels of responsibility, especially Mr. Perkins, who was appointed as President and Chief Executive Officer effective as of January 18, 2013.

Base salaries of our named executive officers for 2011, 2012 and 2013 are disclosed in the table below.

Officer	2011 Base	2012 Base	2013 Base
J. Michael Walsh[1]	$507,860	$507,860	NA[1]
Stacy Loretz-Congdon	$296,399	$304,550	$312,925
Thomas B. Perkins	$259,714	$270,103	$450,000
Christopher L. Walsh	$260,149	$267,303	$274,654
Scott E. McPherson	$238,072	$249,975	$262,474

[1] J. Michael Walsh’s base salary from 2012 continued through his retirement date of January 18, 2013.

II.  Annual Cash Incentive Bonus

A substantial portion of each executive’s potential short-term compensation is in the form of a cash incentive bonus tied to pre-established goals. The annual cash incentive bonus is designed as an “at risk” bonus compensation program to promote focus on the growth and profitability of the Company. This means an executive’s bonus potential is contingent and depend on both the Company’s or a region’s actual performance against specified financial goals and on the executive achieving certain individual objectives that are above and beyond the basic functions of the job or that complement the Company’s overall business objectives. Overall Company-wide bonus levels are designed to provide an appropriate level of results-based incentives to our executive team while considering that our Company is a low-margin business that must control costs.

Annual bonus objectives for our CEO are established through discussions between the CEO and the Compensation Committee. The applicable bonus criteria change to some degree each year to fit the current needs of the Company. Annual bonus objectives for our executive officers (other than the CEO) are generally developed through discussions between our CEO and the executives in conjunction with the annual business planning process and are set near the beginning of the fiscal year and support the CEO and Company objectives approved by the Compensation Committee. The CEO has the discretion, subject to approval by the Compensation Committee, to consider additional individual bonus objectives for the other NEOs related to significant unplanned opportunities. The final bonus payouts for both the CEO and NEOs are approved by the Compensation Committee subsequent to the annual performance period. The level of an executive’s total maximum bonus opportunity is structured as a percentage of base salary. Ultimately, the Compensation Committee sets the bonus objectives for the CEO and other NEOs.

A. Minimum Performance Requirement for Funding of Cash Incentive Plan

There is a minimum funding requirement that must be satisfied each year as a precondition to the payment of any annual cash incentives (or cash bonuses) for corporate executives. To satisfy this minimum funding requirement, a certain percentage of the planned Adjusted PTNP on a Company-wide basis (for corporate level executives) or a similar financial metric for a particular region (for executives whose responsibilities related primarily to a certain region) must be achieved. Adjusted PTNP is defined as pre-tax net profit, and generally excludes LIFO expense, impacts of acquisitions made in the current year and other non-recurring events, such as income from cigarette price increases (“CPI”). For 2012, the applicable minimum funding requirement was 80% of planned Adjusted PTNP and it will remain at that level for 2013. In 2012, the Company met the minimum funding level required to pay bonuses to those executives measured on a Company-wide basis and for Mr. C. Walsh, the minimum funding level required for the U.S. Distribution - West region was also met.

B. Company and Individual Objective Bonus Requirements

Bonus Objectives and Requirements for 2012

In 2012, total maximum bonus opportunities for our named executive officers were 150% of base salary for our CEO, 100% of base salary for Mr. C. Walsh and for Ms. S. Loretz-Congdon and 80% of base salary for our other named executive officers. These percentages will continue to apply for 2013, except for Mr. T. Perkins, as new CEO, whose bonus will be 125% of base salary.

The total maximum bonus for each executive is allocated among several bonus objectives. Each executive was given a set of company and individual objectives, each of which was assigned a weight, or percentage of the maximum available bonus (based on the importance of the objective for the year and the ability of the executive to influence the result). Specific bonus objectives and the range of relative weights for the named executive officers follow.

Adjusted PTNP - This objective was based on Company-wide results, except for Mr. C. Walsh, whose objective was based upon Adjusted PTNP for U.S. Distribution - West. PTNP has been adjusted for items that are not within the direct control of management including cigarette price increases in excess of threshold and foreign exchange gains and losses. This objective was applicable to all of our named executive officers with the relative weighting for each ranging from 20% to 45% of the maximum available bonus.

Non-Cigarette NSI Margins - This component was applicable to Mr. J. Michael Walsh, Ms. S. Loretz-Congdon and Mr. C. Walsh. For Mr. J. Michael Walsh and Ms. S. Loretz-Congdon, it was based on the percentage increase in the Food/Non-Food gross profit margin percentages compared with 2011 as reported in our 2012 Annual Report on Form 10-K. For Mr. C. Walsh, this objective was based upon the increase in Non-cigarette margin percentages for U.S. Distribution - West. The relative weighting of this objective for each named executive officer was 15% of the maximum available bonus.

Vendor consolidation ("VCI"), “fresh” product program - This component was applicable to Mr. J. Michael Walsh and Mr. C. Walsh and is based on multiple VCI/Fresh program criteria that focus on logistics, execution and payout as compared to 2011. Logistic criteria included the average number of deliveries per store, quality of product offering and expansion metrics by division. Execution and payout criteria included commodity and customer sales targets, number of stores participating in selected fresh programs, and margin improvement. This component was based upon VCI/Fresh Company-wide data for Mr. J. Michael Walsh and U.S. Distribution - West data for Mr. C. Walsh. The relative weighting for this objective ranged from 10% to 20% of their maximum available bonus.

Sales Force Restructuring ("SFR") and Focused Marketing Initiative ("FMI") - Both the SFR and FMI components were applicable to Mr. J. Michael Walsh and Mr. C. Walsh, and only the FMI component was applicable to Mr. S. McPherson. The objectives were based on a successful implementation of SFR and achieving a targeted customer acceptance rate of FMI recommendations. The components were based upon SFR/FMI Company-wide data for Mr. J. Michael Walsh and Mr. S. McPherson and U.S. Distribution - West data for Mr. C. Walsh. The relative weighting of this objective ranged from 10% to 20% of their maximum available bonus.

Operating expenses - This component was only applicable to Mr. T. Perkins and was limited to the warehousing and distribution expenses as reported in our 2012 Annual Report on Form 10-K expressed as a percentage of gross profit excluding the impact of acquisitions and other adjustments. The relative weighting of this objective was 25% of his maximum available bonus.

Various individual objectives - Each of our named executive officers have various individual objectives that are tailored to the responsibilities of the executive and vary based upon their roles within the Company. For fiscal 2012, the individual objective for our President and Chief Executive Officer, Mr. J. Michael Walsh, was to increase the Company’s overall market share through the acquisition of like businesses. The individual objectives for our other named executive officers included one or more of the following: effective management of the finance organization, company-wide cost control, compliance with public company reporting requirements, increasing the Company’s overall market share through the acquisition of like businesses, securing a significant new customer and marketing and sales initiatives, effective communication to investors, effective management and planning for certain human resources and information technology initiatives, effective allocation of resources to support acquisitions and growth and the implementation of a natural gas program. The relative weight for each named executive, for their respective individual objectives, ranged from 20% to 60% of the maximum available bonus.

C. Performance Levels for Each Objective

Our bonus plans provide for three levels of possible performance and a resulting bonus payout for each objective as follows:

(1)
Performance at the “Exceptional” level for any objective entitles an executive to the maximum amount, or 100%, allocated to that objective. In general, this level represents achievement of an aggressive operating plan for the Company or the relevant region. The Compensation Committee considers performance at this level to be “Exceptional” due to the difficulty of attaining the high levels of achievement necessary to meet such plan. In the event of achievement of “Exceptional” performance, no additional compensation is to be paid beyond the maximum amount.

(2)
Performance at the “Outstanding” level for any objective entitles the executive to two-thirds, or 67%, of the maximum amount allocated to that objective. This level generally represents strong achievement under the operating plan for the Company or the relevant region and historically represents the average payout and the attainment of the performance target for executives and other cash bonus program participants.

(3)
Performance at the “Threshold” level for any objective entitles the executive to one-third, or 33%, of the maximum amount allocated to that objective. This level represents the minimal level of performance deemed worthy of a bonus.

The CEO has the authority, with the approval of the Compensation Committee, to establish different target levels for the named executive officers based on his subjective evaluation of a region or the Company’s operating plan. For example, if the CEO views a component of a plan as exceptionally aggressive or challenging, that plan, or amounts close to that plan, may be set as the “Exceptional” performance level for that component of the bonus, and the “Outstanding” and “Threshold” levels would be adjusted accordingly. Bonus payments are generally conditioned on an executive’s continued employment as of December 31 of the relevant year, although this requirement may be waived at the discretion of the Compensation Committee.

The table below discloses the 2012 bonus performance levels achieved for the named executive officers and approved by the Compensation Committee:

Measure	2012 Level Achieved
Adjusted PTNP (Company)[1]	>$62.1	Outstanding
Adjusted PTNP (U.S. Distribution - West)	>105%	Threshold
Non-cigarette NSI margins (Company & U.S. Distribution - West)	NA	Not Achieved
VCI, Fresh Sales, Margins Growth (Company & U.S. Distribution - West)	33%	Threshold
SFR / FMI (Company)	70%	Outstanding
SFR / FMI (U.S. Distribution - West)	80%	Exceptional
Warehouse & Delivery Operating expenses	<46.63%	Threshold
_________

[1]	Dollars in millions.

2012 Annual Incentive Cash Bonus Awarded Based on Achieved Performance

For fiscal 2012, following the end of the fiscal year, our CEO evaluated the level of achievement for each executive’s individual objectives and made a recommendation to our Compensation Committee regarding the appropriate level of bonus percentage earned. These recommendations were then evaluated, discussed, modified as appropriate and ultimately approved by our Compensation Committee. Based on the Company’s results for 2012 and after review and adjustments, the Compensation Committee approved cash bonus payments to our NEOs as disclosed in the following table:

Officer	Approved Bonus	Percentage of Maximum Bonus Opportunity
J. Michael Walsh[1]	$301,680	40%
Stacy Loretz-Congdon	$181,511	60%
Thomas B. Perkins	$115,603	53%
Christopher L. Walsh	$111,376	42%
Scott E. McPherson	$173,316	87%
_________

[1]
J. Michael Walsh was entitled to a cash bonus for 2012 equal to $431,680 based upon the Company’s performance and his personal achievements pursuant to the metrics set forth in the Bonus Plan. However, Mr. Walsh voluntarily reduced his 2012 cash bonus by $130,000 because the Company’s 2012 earnings did not meet his personal expectations. The Compensation Committee approved Mr. Walsh’s bonus recommendation as provided in the table above.

D. Compensation Committee Review

All elements of our bonus program are subject to review and, where appropriate, waiver and adjustment at the discretion of our Compensation Committee. The Compensation Committee has occasionally waived certain requirements when in its judgment such a waiver was appropriate and in the Company’s best interests. No waivers were requested or approved for 2012.

III. Long-Term Equity Incentive Compensation

We believe that the best way of assuring that management’s interests are aligned with the interests of our stockholders is to provide sufficiently meaningful stock ownership opportunities to management. In addition, equity compensation can also provide incentives that aid in the retention of our executive officers and reward them for both short-term and long-term Company performance. In May 2010, we adopted the 2010 Long-Term Incentive Plan (“2010 LTIP”). The 2010 LTIP was designed to provide the Company with an opportunity to grant employees incentive equity awards that were “at risk” and vest over time upon the continuance of service or vest based upon the achievement of certain specified Company objectives and require continued service.

For fiscal 2012, the equity grants to executive officers under the 2010 LTIP consisted of RSUs and performance shares.

RSUs are the equivalent in value to one share of common stock and entitle the employee to receive one common share for each RSU at the end of a specified vesting period. RSUs are awards subject to certain restrictions and risk of forfeiture. RSUs generally vest over three years: one-third of the restricted stock units cliff vest on the first anniversary of the vesting commencement date, with the remainder vesting in equal quarterly installments over the following two years.

Performance shares under the 2010 LTIP may include (i) specific dollar-value target awards, (ii) performance units, the value of each unit being determined by the Compensation Committee at the time of issuance, and/or (iii) performance shares, the value of each such share being equal to the fair market value of a share of our common stock. 2012 performance shares were granted with a value equal to the fair market value of a share of our common stock. The number of performance shares that the employee ultimately earns is based upon achievement of certain specified performance metrics and is also subject to certain restrictions and risk of forfeiture. Performance shares generally vest over three years: one-third of the performance shares cliff vest on the first anniversary of the vesting commencement date and the remaining shares vest in equal quarterly installments over the following two years.

On January 18, 2012, each of our NEOs received the following equity awards under the 2010 LTIP:

Officer	Number of Restricted Stock Units[1]	Number of Performance Shares Awarded[2]	Number of Performance Shares Earned[2]	Number of Special Incentive Plan Shares Awarded[3]
J. Michael Walsh	—	18,611	14,425	—
Stacy Loretz-Congdon	6,500	9,305	7,212	—
Thomas B. Perkins	6,500	9,305	7,212	2,750
Christopher L. Walsh	6,500	9,305	7,212	—
Scott E. McPherson	6,500	9,305	7,212	3,125
____________

[1]
One-third of the restricted stock units granted vested on January 18, 2013, with the remaining two-thirds vesting in equal quarterly installments based upon a regular calendar period over the following two years of 2013 and 2014.

[2]
The award of these shares was subject to our Company meeting the 2012 performance share metrics described below. One-third of the earned performance shares granted vested on February 5, 2013 upon the review and approval by the compensation committee, with the remaining two-thirds vesting in equal quarterly installments based upon a regular calendar period over 2013 and 2014.

[3]
Our CEO was given the discretion to allocate 13,375 Special Incentive Plan shares among key employees for certain extraordinary contributions during 2011. Of this amount, 5,875 shares were allocated and awarded to two Named Executive Officers in January 2012. One-third of such Special Incentive Plan shares vested on the date of grant and the remaining two-thirds vested or will vest in equal installments over the eight (8) succeeding calendar quarters thereafter.

Performance Shares Awarded and Earned for 2012

Each award of performance shares listed in the table above was “at risk” based upon the level of achievement of certain Company metrics. For 2012, under terms of such grants, a qualifying internal Return on Net Assets (“RONA”) requirement was established and then if met, a specified percentage of the performance shares would only be deemed earned (subject to vesting) upon the achievement of a “Threshold,” “Outstanding” or “Exceptional” level for Adjusted EBITDA (as described in more detail below). RONA is an internal Company metric defined as pre-tax net profits excluding LIFO expense and other significant non-recurring items divided by significant working capital components and fixed assets.

At the “Threshold” level, one-third of the performance shares were available to be awarded, at the “Outstanding” level two-thirds would be awarded, and at the “Exceptional” level all performance shares applicable to such factor would be awarded. If the level of performance falls between two levels (Threshold and Outstanding for example), the percentage is determined by a straight line pro-ration between the two levels based upon the actual performance achieved. If the level of performance falls below the “Threshold” level, no performance shares would be awarded and if the level of performance exceeds the “Exceptional” level, 100% of the shares would be awarded.

The performance level achieved during the 2012 calendar performance period was determined by our Compensation Committee in February 2013. The Compensation Committee determined that the qualifying RONA level was met for 2012. In addition, the Compensation Committee determined that the Adjusted EBITDA performance metric was achieved at the following level:

Metric	Level of Performance Achieved
Adjusted EBITDA[1]	> $99,999,999	Outstanding
____________

[1]
Adjusted EBITDA is net income as reported in the Company’s 2012 Form 10-K before depreciation expense, amortization, stock compensation, interest expense, foreign currency transaction losses, income taxes, less interest income and excluding LIFO expense and the impact of acquisitions during the year.

Based upon our performance with respect to the performance share goals during 2012, each of the named executive officers earned 77.5% of his or her maximum potential award. One-third of those shares vested on February 5, 2013, and the balance will vest in equal quarterly installments over a subsequent two-year period.

Special Incentive Plan Shares Awarded

Special one-time incentive share awards were issued in 2012 based on 2011 pre-tax net profit achieved by the Company and individual performance factors. Our CEO was given the discretion to allocate 13,375 shares to officers of the Company based upon extraordinary contributions to the success of the Company during 2011. Of these 13,375 shares, 5,875 shares were awarded to two of the Named Executive Officers (Mr. Perkins and Mr. McPherson) and the remainder were awarded to other officers and key employees of the Company. One-third (1/3) of the special incentive share awards vested in January 2012 at the time of grant, and the remaining two-thirds (2/3) were scheduled to vest quarterly in equal installments over the eight (8) succeeding calendar quarters thereafter.

Compensation Committee Review of Long-Term Equity Incentive Program

All elements of our Long-Term Equity Incentive program are subject to review and, where appropriate, also subject to waiver and adjustment at the discretion of our Compensation Committee.

For a summary of compensation of our named executive officers, please see the table and discussion under “Summary Compensation Table” on page 31.

IV.  Executive Severance Plan

Under the terms of our Executive Severance Policy, corporate officers and vice presidents, as well as division presidents, are entitled to severance upon their involuntary termination for reasons other than cause, gross misconduct or an insured long-term disability. Severance payments for U.S. based executives are based upon years of service and range from two months base salary for less than two years of service, up to 18 months of base salary for over 20 years of service. In addition, U.S. executives are entitled to a pro-rata bonus for the year terminated and may receive COBRA cost reimbursements during the severance period. Canada-based executives receive severance in accordance with provincial law, which can range up to two years of base salary, bonus and benefits. To receive any benefits under the Executive Severance Policy, an executive must sign a release of liability for the benefit of the Company. See the discussion under “Potential Post-Employment Payments to Named Executive Officers” on page 36 for a quantification of the amounts that would have been payable to our named executive officers upon a Board-approved retirement or upon a change of control as of December 31, 2012.

V.  Group Life, Accidental Death & Dismemberment and Short- and Long-term Disability Insurance

All of our executive officers are eligible to participate in our group life, accidental death & dismemberment and short- and long-term disability insurance programs, which are also available to our non-executive employees. In addition, our named executive officers and other senior officers and managers are provided with additional group life insurance, at a rate of one and one-half times base salary up to a maximum of $300,000.

VI.  Other Perquisites

Our named executive officers are entitled to participate in the same retirement and health and welfare benefits that are offered to all employees. We generally do not provide automobile allowances, club memberships or other perquisites to our executives.

Compensation Consultants

Role of Outside Compensation Consultant

No compensation consultants were engaged in analyzing and establishing 2012 or 2013 executive compensation. During 2012, Compensia, Inc., a compensation consultant, was paid $12,534 for a director fee compensation study that was prepared at the request of the Board and $5,342 for other miscellaneous work.

Change of Control Matters

None of our named executive officers have employment agreements and all are employees at will. However, certain of our equity incentive plans do provide for benefits that could be triggered by a change of control. Under our 2007 Long-Term Incentive Plans (and related grant agreements), in the event we are acquired by a non-public company, all outstanding options become fully exercisable and vested, all restrictions on restricted stock units (and all deferral periods on deferred restricted stock units) lapse and vesting on all earned performance shares accelerates. In addition, if we are acquired by a public company and a named executive officer is terminated without cause, or resigns with good reason within one year after we are acquired, then generally all such named executive officer’s unvested option shares, restricted stock units and earned performance shares will immediately vest. Under our 2010 Long-Term Incentive Plan, all outstanding options become fully exercisable and vested, all restrictions on restricted stock units (and all deferral periods on deferred restricted stock units) lapse and vesting on all earned performance shares accelerates if the employee is terminated within one year after a change of control. If a change of control occurs before the completion of the applicable performance period for a performance share awarded under any of our long-term incentive plans, such performance share will vest at the "Outstanding" target level. (See "Change of Control" section on page 35 for further discussion).

In addition to the change of control provisions described above, our named executive officers are participants under our severance policies. Refer to the discussion under “Potential Post-Employment Payments to Named Executive Officers” on page 36 for a discussion of these arrangements and the quantification of the amounts that would have been payable to our named executive officers upon a retirement or upon a change of control as of December 31, 2012.

Risk

The Compensation Committee has reviewed the Company’s incentive plans and does not believe the goals or the underlying philosophy encourages the named executive officers to take excessive risk. By utilizing equity-based awards that are not immediately exercisable, we believe the interests of our named executive officers are aligned with those of our stockholders.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of compensation paid to certain of the named executive officers to $1 million annually. Generally, compensation that is “qualified performance-based compensation” is not subject to the $1 million deduction limit. The Compensation Committee considers the anticipated tax treatment of Core-Mark and its executive officers when reviewing the executive compensation programs. However, the Compensation Committee will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m), as the Compensation Committee wishes to maintain flexibility to structure our executive compensation programs in ways that best promote the interests of the Company and its stockholders.

Other Considerations

We have not adopted policies and procedures designed to reclaim or “claw back” incentive awards made on the basis of financial results that are later restated. However, our 2004 Long-Term Incentive Plan, our 2007 Long-Term Incentive Plan, and our 2010 Long-Term Incentive Plan do contain provisions providing for the recovery of gains made by any executive from the exercise of options within one year prior to the executive’s termination for Cause, as defined in the plans.

COMPENSATION COMMITTEE REPORT

The Compensation Committee administers Core-Mark’s compensation program for executive officers. The Compensation Committee’s role is to oversee Core-Mark’s compensation plans and policies, annually review and approve all such executive officers’ compensation, approve annual bonus awards and administer Core-Mark’s long-term incentive plans (including reviewing and approving grants to Core-Mark’s executive officers).

The Compensation Committee’s charter reflects these various responsibilities, and the Compensation Committee and the Board of Directors periodically review and revise the charter. The Board of Directors determines the Compensation Committee’s membership, which currently consists of four non-employee directors. All of the Compensation Committee’s members are “independent” under the rules of the NASDAQ Stock Market. The Compensation Committee meets at scheduled times during the year and it also considers and takes action by written consent. The Compensation Committee Chairman, L. William Krause, reports any Compensation Committee actions or recommendations to the full Board of Directors.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and those discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The Compensation Committee is pleased to submit this report to Core-Mark’s stockholders.

COMPENSATION COMMITTEE
L. William Krause, Chairman
Robert A. Allen
Robert G. Gross
Randolph I. Thornton

COMPENSATION OF NAMED EXECUTIVES

The following table summarizes all compensation in 2012, 2011 and 2010 awarded to our principal executive officer, our principal financial officer and our three other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to Core-Mark in 2012, 2011 and 2010.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)[1]	Stock Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	All Other Compensation ($)[4]	Total ($)
J. Michael Walsh	2012	$507,861	$512,850	$301,680	$8,288	$1,330,679
President & Chief	2011	$506,908	$261,587	$457,072	$8,138	$1,233,705
Executive Officer	2010	$494,544	$284,130	$193,355	$8,138	$980,167

Stacy Loretz-Congdon	2012	$303,923	$512,850	$181,511	$8,288	$1,006,572
Sr. VP & Chief	2011	$295,843	$281,490	$165,983	$8,138	$751,454
Financial Officer	2010	$288,627	$284,130	$109,969	$8,138	$690,864

Thomas B. Perkins	2012	$269,304	$621,338	$115,603	$8,288	$1,014,533
Sr. VP — Resources	2011	$259,227	$281,490	$186,571	$8,138	$735,426
	2010	$252,905	$284,130	$86,149	$8,138	$631,322

Christopher L. Walsh	2012	$266,753	$512,850	$111,376	$8,288	$899,267
Sr. VP — U.S.	2011	$259,661	$261,587	$128,339	$8,138	$657,725
Distribution (West)	2010	$253,328	$284,130	$—	$8,138	$545,596

Scott E. McPherson	2012	$249,060	$636,131	$173,316	$8,260	$1,066,767
Sr. VP — Corporate	2011	$237,625	$281,490	$180,935	$7,917	$707,967
Development	2010	$231,829	$284,130	$92,900	$7,743	$616,602
____________

[1]	Based on Form W-2 earnings, which may differ from base salaries reported on page 23 due to the timing of pay periods.

[2]
This column represents the aggregate grant date fair value for all awards, except for performance awards, granted in 2012, 2011 and 2010, respectively. For performance awards we have reported the fair value of the award based upon the probable satisfaction of the performance conditions as of the grant date. The maximum aggregate grant date fair value that would have been received if the highest level of performance was achieved would have been $734,204 for Mr. M. Walsh, and $367,082 for Ms. S. Loretz-Congdon, Mr. T. Perkins, Mr. C. Walsh and Mr. S. McPherson for the awards granted in 2012. The maximum aggregate grant date fair value that would have been received if the highest level of performance was achieved would have been $136,480 for Mr. M. Walsh and Mr. C. Walsh, and $76,770 for Ms. Loretz-Congdon, Mr. T. Perkins, and Mr. S. McPherson for the awards granted in 2011. There were no performance awards granted in 2010. These amounts do not reflect the Company’s expense for accounting purposes for these awards, and do not represent the actual value that may be realized by the named executive officers.

[3]
The amounts in the column are awarded under the Annual Cash Incentive Bonus Program and represent performance-based bonuses earned in the fiscal year presented and paid in the subsequent year. These bonuses were based on our financial performance and the executive officer’s performance against his or her specified individual objectives. For a description of these bonuses, see the section of this Proxy Statement entitled “Compensation Discussion and Analysis – How We Determine and What We Paid our Named Executive Officers – Annual Cash Incentive Bonus.”

[4]	The components of the “All Other Compensation” column for 2012 are detailed in the following table:

	Executive Officers
Description	J.M. Walsh	S. Loretz- Congdon	T. B. Perkins	C. L. Walsh	S.E. McPherson
Company matching contribution to 401(k) plan	$7,500	$7,500	$7,500	$7,500	$7,472
Payment of life and other insurance premiums	788	788	788	788	788
Total	$8,288	$8,288	$8,288	$8,288	$8,260

The following table presents information regarding grants of plan based awards to our named executive officers during the year ended December 31, 2012.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards
Name	Grant Date	Threshold ($)[1]	Target ($)[1]	Maximum ($)[1]	Threshold (#)[1]	Target (#)[1]	Maximum (#)[1]	Number of Shares of Stock or Units (#)[4]	Grant Date Fair Value of Stock Awards[5]
J. Michael Walsh	1/18/2012	$253,928	$507,858	$761,793	6,204	13,000	18,611	—	$512,850
Stacy Loretz-Congdon	1/18/2012	$101,516	$203,032	$304,550	3,102	6,500	9,305	6,500	$512,850
Thomas B. Perkins	1/18/2012	$72,027	$144,054	$216,082	3,102	6,500	9,305	9,250	$621,338
Christopher L. Walsh	1/18/2012	$89,100	$178,200	$267,303	3,102	6,500	9,305	6,500	$512,850
Scott E. McPherson	1/18/2012	$66,659	$133,319	$199,980	3,102	6,500	9,305	9,625	$636,131

[1]
The Company defines three incentive plan payout levels for our executives, which are “Threshold,” “Outstanding” and “Exceptional.” The Company-defined “Threshold” level corresponds to Threshold level in the table above, “Outstanding” level corresponds to Target level in the table above and “Exceptional” level corresponds to the Maximum level in the table above. Refer to the Compensation Discussion and Analysis section in this Proxy Statement for a more detailed description of these payout levels.

[2]
Awarded under the 2012 Annual Cash Incentive Bonus Program. The Threshold, Target and Maximum payout levels assume that each of those goals was obtained at the Company’s level of “Threshold,” “Outstanding” and “Exceptional,” as described in the Compensation Discussion and Analysis section in this Proxy Statement. For a description of amounts actually received by the executive, if any, see the Compensation Discussion and Analysis section. For a further description of the 2012 Annual Cash Incentive Bonus Program, refer to the Compensation Discussion and Analysis section.

[3]
Performance shares awarded under the 2010 Long-Term Incentive Plan. Incentive opportunities consist of a RONA qualifying metric and an Adjusted EBITDA goal. The Threshold, Target and Maximum payout levels assume that the Adjusted EBITDA goal was achieved at the corresponding Company’s level of “Threshold,” “Outstanding” and “Exceptional,” as described in the Compensation Discussion and Analysis section in this Proxy Statement. For a further description of the performance shares and the amounts actually awarded to the executive, refer to the Compensation Discussion and Analysis section.

[4]
Includes 6,500 restricted stock units awarded to each named executive officer other than Mr. J. M. Walsh under the 2010 Long-Term Incentive Plan and 2,750 and 3,125 special one-time incentive shares awarded respectively to Mr. T. Perkins and Mr. S. McPherson under the 2010 Long-Term Incentive Plan. All such awards are subject to vesting requirements and permit a net-exercise feature to cover tax withholding for the executive officers.

[5]
Represents the grant date fair value of each equity award computed in accordance with applicable guidance. Grant date fair value per share for restricted stock units, special incentive share awards and performance shares is $39.45.

The following table presents information concerning the number and value of unexercised options, restricted stock units, and performance shares that have not vested for our named executive officers outstanding as of December 31, 2012:

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)[1]	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[3]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. Michael Walsh	4,436	—	$36.96	7/2/2014	1,667	$78,932	19,945	$944,396
	8,645	—	$25.81	1/31/2015
	9,750	—	$19.19	1/21/2016
Stacy Loretz-Congdon	4,436	—	$36.96	7/2/2014	8,750	$414,313	10,055	$476,104
	8,645	—	$25.81	1/31/2015
	813	—	$19.19	1/21/2016
Thomas B. Perkins	4,436	—	$36.96	7/2/2014	8,750	$414,313	10,972	$519,524
	8,645	—	$25.81	1/31/2015
	9,750	—	$19.19	1/21/2016
Christopher L. Walsh	2,467	—	$19.19	1/21/2016	8,167	$386,707	10,639	$503,757
Scott E. McPherson	4,436	—	$36.96	7/2/2014	8,750	$414,313	11,097	$525,443
	8,645	—	$25.81	1/31/2015
	9,750	—	$19.19	1/21/2016
____________

[1]	Fully vested.

[2]
Restricted stock units were granted on January 18, 2012, January 19, 2011 and January 20, 2010. The January 18, 2012 awards vest one-third on January 18, 2013 and the remaining shares in quarterly installments over the subsequent two years. The January 19, 2011 awards vest one-third on January 19, 2012, and the remaining shares in quarterly installments over the subsequent two years. The January 20, 2010 awards vested one-third on February 1, 2011, and the remaining shares in quarterly installments over the subsequent two years. Market value based on close price of $47.35 for Core-Mark Holding Company, Inc. common stock on the NASDAQ Global Market on December 31, 2012.

[3]
Number includes performance share awards which were granted on January 18, 2012 and January 19, 2011, as well as special one-time incentive share awards granted on January 18, 2012. The January 18, 2012 performance share awards vest one-third on February 5, 2013 and the remaining shares in equal calendar quarterly installments over 2013 and 2014. The January 19, 2011 performance share awards vest one-third on January 19, 2012, and the remaining shares in quarterly installments over the subsequent two years. Special one-time incentive share awards were earned based on 2011 pre-tax net profit and individual performance factors and were awarded to selected individuals on January 18, 2012. One-third (1/3) of the special incentive share awards vested in January 2012, and the remaining two-thirds (2/3) are vesting quarterly in equal installments over the eight (8) succeeding quarters thereafter. Market value based on close price of $47.35 for Core-Mark Holding Company, Inc. common stock on the NASDAQ Global Market on December 31, 2012.

The following table presents information concerning the exercise of stock options and the vesting of restricted stock units for our named executive officers during the year ended December 31, 2012:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Michael Walsh	—	—	2,900	$112,520
Stacy Loretz-Congdon	—	—	10,864	$485,322
Thomas B. Perkins	—	—	10,833	$477,317
Christopher L. Walsh	20,364	$437,858	15,067	$645,309
Scott E. McPherson	—	—	11,083	$488,208

Information such as number of securities to be issued upon exercises of outstanding options, weighted-average exercise price of outstanding options, and number of securities remaining available for future issuance for the following stock-based compensation plans: the 2004 Long-Term Incentive Plan, the 2005 Long-Term Incentive Plan, the 2007 Long-Term Incentive Plan, and the 2010 Long-Term Incentive Plan were included in Note 13, “Stock-Based Compensation Plans,” in the Notes to Consolidated Financial Statements included in our 2012 Annual Report on Form 10-K filed on March 14, 2013.

Potential Payments Upon Termination or Change-In-Control

Severance Policy

Each of our named executive officers and vice presidents are entitled to certain benefits under the Core-Mark Executive Severance Policy. Pursuant to the policy, upon the officer’s involuntary termination other than for cause, gross misconduct (each as defined in the policy) or long-term disability and upon our acceptance of an executed separation agreement, the officer is entitled to the following benefits based on the years of service and location of employment:

U.S. Employees

Number of Years of Service	Benefit
Less than two years	Two months of base salary
At least two years but less than five years	Four months of base salary
At least five years but less than ten years	Eight months of base salary
At least ten years but less than 20 years	12 months of base salary
More than 20 years	18 months of base salary

All payments under the severance policy are made in one lump sum at the first regularly scheduled payroll issuance following termination. In addition to above payments, officers in the U.S. shall receive COBRA cost reimbursement for the same number of months of their base salary payment plus payment of a prorated bonus for the year of their termination.

Canadian Employees.  The severance benefits paid to any Canadian executive officers are based on the applicable provincial laws.

Accelerated Option Vesting.  In addition, an executive officer who has received an option grant under our 2007 Long-Term Incentive Plan and our 2010 Long-Term Incentive Plan may be entitled to accelerated vesting of all such options should such executive officer be terminated without cause or resign his employment with good reason.

Retirement

The Company does not have a mandatory retirement age for executive officers. Time-vesting awards made under our 2010 Long-Term Incentive Plan after January 1, 2012 contain provisions providing for automatic accelerated vesting upon the retirement of an executive officer who has reached the age of 65 (full accelerated vesting for awards held for more than one year at the time of retirement and pro-rated vesting for awards held less than one year at the time of retirement). Time-vesting awards made under our 2010 Long-Term Incentive Plan and other plans prior to January 1, 2012 do not contain automatic acceleration provisions in connection with a retirement, but the Board or the Compensation Committee has the discretionary authority to accelerate the vesting of all or a portion of such awards in connection with a retirement. The table assumes that all named executive officers would have been so approved for full acceleration of time-vesting awards upon retirement if retirement occurred on December 31, 2012. Upon retirement, this table assumes unvested performance shares and options are forfeited, vested options remain exercisable for a period of 90 days, and restrictions lapse on all restricted stock units.

Change of Control

Award grants made to our named executive officers under our 2007 Long-Term Incentive Plans generally entitle such officers to accelerated vesting of all of their option shares, restricted stock units and earned performance shares in the event that we are acquired by a non-public company (a “non-public change of control”). In addition, if we are acquired by a public company and the executive officer is terminated without cause or resigns with good reason within one year after we are acquired, then generally all such executive officer’s unvested option shares, restricted stock units and earned performance shares will immediately vest. If the change of control under either scenario occurs before the completion of the applicable performance period under a performance share award, such performance share shall vest at the “Outstanding” target level. Under our 2010 Long-Term Incentive Plan, all outstanding options become fully exercisable and vested, all restrictions on restricted stock units (and all deferral periods on deferred restricted stock units) lapse and vesting on all earned performance shares accelerates if the employee is terminated within one year after a change of control.

Potential Post-Employment Payments to Named Executive Officers

The table below sets forth potential payments that could be received by our named executive officers upon retirement or upon a nonpublic change in control of Core-Mark, assuming such event took place on December 31, 2012.

TABULAR PRESENTATION OF POTENTIAL POST-EMPLOYMENT PAYMENTS

	J. Michael Walsh			Stacy Loretz-Congdon			Thomas B. Perkins			Christopher L. Walsh			Scott E. McPherson
	Retire-	Without	Change in	Retire-	Without	Change in	Retire-	Without	Change in	Retire-	Without	Change in	Retire-	Without	Change in
Benefits	ment[1]	Cause[2]	Control[3]	ment[1]	Cause[2]	Control	ment[1]	Cause[2]	Control	ment[1]	Cause[2]	Control	ment[1]	Cause[2]	Control

	INCREMENTAL COMPENSATION (payment contingent on termination)

Cash Severance	$—	$761,790	$761,790	$—	$456,825	$456,825	$—	$270,103	$270,103	$—	$267,303	$267,303	$—	$374,963	$374,963
COBRA Reimbursements	$—	$17,470	$17,470	$—	$21,295	$21,295	$—	$16,293	$16,293	$—	$19,834	$19,834	$—	$21,295	$21,295
Equity	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Restricted Stock	$1,849,432	$1,707,395	$2,532,269	$449,730	$—	$791,125	$493,141	$—	$834,536	$449,777	$—	$791,172	$499,058	$—	$840,453
Unexercisable Options	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Total	$1,849,432	$2,486,655	$3,311,529	$449,730	$478,120	$1,269,245	$493,141	$286,396	$1,120,932	$449,777	$287,137	$1,078,309	$499,058	$396,258	$1,236,711

	EARNED COMPENSATION (payment not contingent on termination)

Exercisable Options	$506,863	$506,863	$506,863	$255,197	$255,197	$255,197	$506,863	$506,863	$506,863	$69,471	$69,471	$69,471	$506,863	$506,863	$506,863
GRAND TOTAL	$2,356,295	$2,993,518	$3,818,392	$704,927	$733,317	$1,524,442	$1,000,004	$793,259	$1,627,795	$519,248	$356,608	$1,147,780	$1,005,921	$903,121	$1,743,574
___________

[1]
Core-Mark Holding Company, Inc. does not have an official retirement age. For awards made after January 1, 2012, acceleration of unvested awards occurs automatically upon the retirement of an executive officer who has reached the age of 65 at the time of retirement. Time-vesting awards that do not contain automatic acceleration provisions in connection with a retirement may be approved by the Board or Compensation Committee. The table assumes that all named executive officers would have been so approved if termination occurred on December 31, 2012. Upon retirement, this table assumes unvested performance shares and options are forfeited, vested options remain exercisable for a period of 90 days, and restrictions lapse on all restricted stock units. In connection with J. Michael Walsh’s retirement, upon action by the Compensation Committee, 1,667 of his RSUs that had not vested at the time of his retirement fully vest upon the attainment of age 65.

[2]
Upon termination without cause, terminated executives are eligible for severance cash in accordance with the Core-Mark Executive Severance Policy. Also, options become fully vested and exercisable as of the date of termination and remain exercisable for a period of 90 days thereafter. Options terminate and are forfeited at the end of the 90-day period. Upon termination, all unvested restricted stock units and performance shares are forfeited.

[3]
Upon a non-public change in control, executives are eligible for all of the benefits of a “without-cause” termination. In addition, all restrictions lapse on restricted stock units, all unvested options are accelerated and any earned but unvested performance shares are accelerated.

[4]
Executive officers and vice presidents in the U.S. may receive benefits under the Core-Mark Executive Severance Policy. If terminated on December 31, 2012, Thomas B. Perkins and Christopher L. Walsh would receive 12 months’ salary and COBRA reimbursements, payable in a lump sum. As Scott E. McPherson's, Stacy Loretz-Congdon’s and J. Michael Walsh's service with our Company is more than 20 years as of December 31, 2012, they would receive 18 months’ salary and COBRA reimbursements, if terminated on December 31, 2012. These payments are contingent on termination.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews Core-Mark’s financial reporting process on behalf of the Board of Directors and reports to the Board of Directors on audit, financial and related matters. Core-Mark’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Deloitte & Touche LLP (the independent registered public accounting firm for year ended December 31, 2012) was responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.), and to issue its reports thereon. The Audit Committee oversees these processes.

In this context, the Audit Committee has met and held discussions with Core-Mark’s management and the independent auditor. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditor. The Audit Committee also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance.

In addition, the Audit Committee discussed with the independent auditor such auditor’s independence from the Company and its management, and the independent auditor provided to the Audit Committee the written disclosures and communications required by the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s internal audit staff and independent auditor the overall scope and plans for their respective audits. The Audit Committee met with the internal audit staff and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of Core-Mark’s internal controls, and the overall quality of Core-Mark’s financial reporting.

Based on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Core-Mark’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

AUDIT COMMITTEE

Stuart W. Booth, Chairman
Gary F. Colter
Robert G. Gross
Harvey L. Tepner

PROPOSAL 3. RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“D&T”) has been selected by the Audit Committee of the Board of Directors to audit the accounts of Core-Mark and its subsidiaries for the year ending December 31, 2013. D&T served as our independent auditor for 2012. At the Annual Meeting, the stockholders are being asked to ratify the appointment of D&T as Core-Mark’s independent auditor for 2013. If ratification is withheld, the Audit Committee will reconsider its selection. A representative of D&T will attend our Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so.

The Board of Directors recommends that the stockholders vote FOR Proposal 3.

Auditor Fees

The aggregate professional fees and expenses billed by D&T for the audit of our annual financial statements for 2012 and 2011 and fees and expenses billed for audit related services, tax services and all other services rendered for these periods are as follows:

	2012	2011
Audit Fees[1]	$1,534,144	$1,661,000
Audit Related Fees[2]	63,854	61,000
Tax Fees[3]	42,500	20,000
All Other Fees[4]	—	45,000
Total	$1,640,498	$1,787,000
____________

[1]
These are fees and expenses for professional services performed by D&T and include the audit of our annual financial statements, the review of financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided in connection with statutory or regulatory filings, consents and other SEC filings.

[2]
These are fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, and include fees associated with accounting for, and auditing of, acquisitions and consultations concerning financial accounting and reporting matters.

[3]	These are fees for professional services related to tax compliance, tax advice and tax planning.

[4]	These are fees for non-audit related professional services.

Pre-Approval of Audit and Non-Audit Services

Core-Mark’s Audit Committee is responsible for appointing Core-Mark’s independent auditor and approving the terms of the independent auditor’s services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below, and must pre-approve any internal control related service, including any changes in the nature, scope or extent of such services.

Audit Services.  Under the policy, the Audit Committee is to appoint Core-Mark’s independent auditor each year and pre-approve the engagement of the independent auditor for the audit services to be provided. In addition, the Audit Committee must pre-approve any additions or modifications to such audit services.

Non-Audit Services.  In accordance with the policy, the Audit Committee must pre-approve non-audit services that may be performed by the independent auditor during the year. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to approve additional non-audit services to be performed by the independent auditor.

All services performed by D&T in 2012 were pre-approved by the Audit Committee pursuant to the foregoing pre-approval policy.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Requirements for Stockholder Proposals to be Considered for Inclusion in Core-Mark’s Proxy Materials

Any proposal that a stockholder wishes to submit for inclusion in Core-Mark’s proxy materials for the 2014 Annual Meeting of Stockholders pursuant to and in accordance with SEC Rule 14a-8 must be received by Core-Mark not later than December 9, 2013.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting

Core-Mark’s bylaws (which are posted on the Company's website) provide that any proposal that a stockholder wishes to propose for consideration at an annual meeting, but does not seek to include in Core-Mark’s Proxy Statement and related materials, must be received by the Company within a specified period prior to the annual meeting. Absent specific circumstances set forth in our bylaws, to be considered at the 2014 Annual Meeting such proposal must be delivered to Core-Mark no earlier than January 20, 2014 and no later than February 19, 2014. In addition, any stockholder proposal to Core-Mark must set forth the information required by Core-Mark’s bylaws with respect to each matter the stockholder proposes to bring before the annual meeting. The proxy solicited by the Board of Directors for the 2014 Annual Meeting will confer discretionary authority to vote on proposals submitted outside of Rule 14a-8 that do not comply with this deadline.

Any stockholder proposals or notices submitted to Core-Mark in connection with the 2014 Annual Meeting should be addressed to: Director of Investor Relations, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California 94080.

ANNEX I

Reconciliation of Non-GAAP Measures to GAAP

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Twelve Months Ended December 31,
	2012	2011	% Change
Net income	$33.9	$26.2	29.4%
Interest expense, net	1.8	2.0
Income tax provision	21.5	17.0
Depreciation & amortization	25.3	22.4
LIFO expense	12.3	18.3
Stock-based compensation expense	5.8	5.5
Foreign currency transaction losses, net	0.2	0.5
Adjusted EBITDA	$100.8	$91.9	9.7%

DIRECTIONS TO THE
MARRIOTT SAN MATEO

Marriott San Mateo
1770 South Amphlett Boulevard
San Mateo, CA 94402

From San Francisco International Airport (approximately 9 miles) and Points North: Take 101 South toward San Jose. Merge onto CA-92 W toward Half Moon Bay. Exit Delaware Street. Turn right on Concar Drive which merges into South Amphlett Boulevard. Hotel is on the left hand side.

From San Jose Airport (approximately 28 miles) and Points South: Take 101 North toward San Francisco. Merge onto CA-92 W toward Half Moon Bay. Exit Delaware Street. Turn right on Concar Drive which merges into South Amphlett Boulevard. Hotel is on the left hand side.

From Oakland Airport (approximately 25 miles) and Points East: Take I-880 South toward San Jose. Merge onto CA-92 W toward San Mateo Br. Exit Delaware Street. Turn right on Concar Drive which merges into South Amphlett Boulevard. Hotel is on the left hand side.

CORE-MARK HOLDING COMPANY, INC.

ANNUAL MEETING OF STOCKHOLDERS

Friday, May 24, 2013
10:00 a.m. PT

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 24, 2013.

By signing the proxy, you revoke all prior proxies, acknowledge receipt of the notice of the stockholder's annual meeting to be held May 24, 2013 and the proxy statement, and appoint Thomas B. Perkins and Gregory P. Antholzner, and each of them with full power of substitution, to vote all shares of Common Stock of Core-Mark Holding Company, Inc. that you are entitled to vote, either on your behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of Core-Mark, to be held on Friday, May 24, 2013 at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as if you were personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS YOU SPECIFY ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE NINE NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND IN FAVOR OF PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES APPOINTED HEREIN ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

To be signed and dated on reverse side.

See reverse side for voting instructions.

Core-Mark
Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/core
Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 23, 2013.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 23, 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote FOR All of the Nominees Listed and Proposal 2 and 3 Below.

1. Election of directors:

	FOR	AGAINST	ABSTAIN
a. Robert A. Allen	☐	☐	☐
b. Stuart W. Booth	☐	☐	☐
c. Gary F. Colter	☐	☐	☐
d. Robert G. Gross	☐	☐	☐
e. L. William Krause	☐	☐	☐
f. Thomas B. Perkins	☐	☐	☐
g. Harvey L. Tepner	☐	☐	☐
h. Randolph I. Thornton	☐	☐	☐
i. J. Michael Walsh	☐	☐	☐

2. Advisory resolution to approve executive compensation. ☐ For ☐ Against ☐ Abstain

3. To ratify the selection of Deloitte & Touche LLP as Core-Mark's independent registered public accounting firm to serve for the fiscal year ending December 31, 2013. ☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF THE EIGHT NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ____________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.